                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CENDANT CORPORATION
                (Name of Registrant as Specified In Its Charter)

 .....................................N/A.......................................
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:

    ...........................................................................

    2)   Aggregate number of securities to which transaction applies:

    ...........................................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ...........................................................................

    4)   Proposed maximum aggregate value of transaction:

    ...........................................................................

    5)   Total fee paid:

    ...........................................................................

[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

    ...........................................................................

    2)   Form, Schedule or Registration Statement No.:

    ...........................................................................

    3)   Filing Party:

    ...........................................................................

    4)   Date Filed:

    ...........................................................................

                              CENDANT CORPORATION
                                  6 Sylvan Way
                          Parsippany, New Jersey 07054

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Cendant Corporation, which will be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, on October 30, 1998, at 10:00 a.m., New York Time. We look forward to greeting as many of our stockholders as possible.

         Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

         Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. This year, stockholders of record can vote their shares by using the telephone. Instructions for using this new service are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

         On behalf of the Board of Directors and the employees of Cendant Corporation, I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,



Henry R. Silverman
Chairman of the Board, President and Chief Executive Officer

                              CENDANT CORPORATION

                                  6 SYLVAN WAY
                       PARSIPPANY, NEW JERSEY 07054-0278

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                OCTOBER 30, 1998

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Cendant Corporation (the "Company") will be held on Friday, October 30, 1998 at 10:00 a.m., Eastern Standard Time, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 (the "Meeting") for the following purposes:

              1. To elect six directors for a three-year term and until their successors are duly elected and qualified;

              2. To approve and adopt the Company's 1998 Employee Stock Purchase Plan;

              3. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for fiscal year 1998; and

              4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on Friday, September 25, 1998 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholders, for any purpose germane to the Meeting, for 10 days prior to the Meeting during ordinary business hours at the site of the meeting.

         The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. This will ensure the presence of a quorum at the meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. A reply envelope, for which no postage is required if mailed within the United States, is enclosed for your convenience. Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by calling a specially designated telephone number set forth on the enclosed proxy card. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person, as your proxy is revocable at your option.

                                            By Order of the Board of Directors


                                            JEANNE M. MURPHY
                                            Secretary

Dated:   September 28, 1998

                              CENDANT CORPORATION
                                  6 SYLVAN WAY
                       PARSIPPANY, NEW JERSEY 07054-0278

                               -----------------

                                PROXY STATEMENT

                               -----------------

                       ANNUAL MEETING OF STOCKHOLDERS TO
                      BE HELD ON FRIDAY, OCTOBER 30, 1998

                              -------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cendant Corporation, a Delaware corporation (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about September 30, 1998.

         The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

         Shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company (whether through the return of the enclosed proxy card or by telephone), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you use telephone voting without indicating how you want to vote, your shares will be voted "For" the election of all six nominees for the Board of Directors, "For" the Company's 1998 Employee Stock Purchase Plan and "For" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the year ending December 31, 1998.

         Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

         For participants in the Cendant Employee Savings Plan (the "Employee Savings Plan") and the Cendant Corporation Savings Incentive Plan (the "Savings Incentive Plan" and together with the Employee Savings Plan, the "Savings Plans") with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to twelve o'clock noon, Eastern Daylight Time, on October 23, 1998, the trustee of the Employee Savings Plan will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions, and the trustee under the Savings Incentive Plan will abstain from voting such shares. Instructions given with respect to shares in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after twelve o'clock noon, Eastern Daylight Time, on October 23, 1998. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

         If a participant in a Savings Plan has shares of Common Stock credited to his or her account in one of the Savings Plans and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plans and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in such Savings Plans' Cendant stock fund.

         The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has retained ChaseMellon Shareholder Services, L.L.C. to aid in the solicitation of proxies. It is estimated that the fee for ChaseMellon Shareholder Services, L.C.C. will be approximately $9,500.00 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

         A copy of the Annual Report on Form 10-K/A filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders upon written request to Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations.

                               TABLE OF CONTENTS

                                                                           Page

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................  1
     Outstanding Shares and Voting Rights..................................  1
     Security Ownership of Certain Beneficial Owners and Management........  2
ELECTION OF DIRECTORS [Proposal 1].........................................  5
     General...............................................................  5
     Information Regarding the Nominees for Term Expiring in 2001..........  6
     Information Regarding Directors Whose Terms Expire in 1999............  6
     Information Regarding Directors Whose Terms Expire in 2000............  7
     Committees and Meetings of the Board of Directors.....................  9
EXECUTIVE OFFICERS......................................................... 12
EXECUTIVE COMPENSATION AND OTHER INFORMATION............................... 14
     Summary Compensation Table for the Named Executive Officers........... 14
     Option Grants Table for the Named Executive Officers.................. 16
     Option Exercises and Year-End Option Value Table for the Named
       Executive Officers.................................................. 18
     Supplemental Compensation and Option Information for Certain
       Key Executives ..................................................... 19
     Employment Contracts and Termination, Severance and
     Change of Control Arrangements........................................ 23
PRE-MERGER COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION..................................................... 29
     Compensation Committee Interlocks and Insider Participation........... 34
     Performance Graph..................................................... 34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................. 35
     Relationship with Chartwell........................................... 35
     Relationship with Avis Rent A Car, Inc. .............................. 36
     Relationship with NRT................................................. 36
     Other Relationships................................................... 38
     Claims of Certain Current and Former Officers and Directors of the
       Company and HFS .................................................... 39
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.......................... 40
APPROVAL OF 1998 EMPLOYEE STOCK PURCHASE PLAN [Proposal 2]................. 46
RATIFICATION OF APPOINTMENT OF AUDITORS [Proposal 3]....................... 48
STOCKHOLDER PROPOSALS...................................................... 50

ANNEX A - 1998 Employee Stock Purchase Plan

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

         Only holders of record of the Common Stock at the close of business on September 25, 1998 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 851,531,353 shares of Common Stock, held of record by 13,768 shareholders.

         The presence, in person or by proxy, of the holders of not less than one-third of the Common Stock entitled to vote at the Meeting will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

         Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

         Approval of the proposals relating to the 1998 Employee Stock Purchase Plan and ratification of the appointment of auditors of the Company's financial statements requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposals.

         In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

         o  indicate your instructions on the proxy;

         o  date and sign the proxy;

         o  mail the proxy promptly in the enclosed envelope; and

         o allow sufficient time for the proxy to be received before the date of the Meeting.

         Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by calling a specially designated telephone number. This new phone voting procedure is designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone voting procedure are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information set forth on the following table is furnished as of September 1, 1998 (unless otherwise specified) with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors, certain of its executive officers, and all of its executive officers and directors as a group.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL
                                                      OWNERSHIP OF         PERCENT OF
NAME                                                 COMMON STOCK           CLASS(26)
----                                                 ------------           ---------
PRINCIPAL STOCKHOLDERS

Massachusetts Financial Services Company(1)            57,139,820             6.71%
     500 Boylston Street
     Boston MA 02116-3741

Capital Research and Management Company (2)            50,312,500             5.88%
     333 South Hope Street
     Los Angeles, CA 90071

DIRECTORS AND EXECUTIVE OFFICERS

     Henry R. Silverman(3)                              46,300,002            4.96%
     Stephen P. Holmes(4)                                2,702,801              *
     Robert D. Kunisch(5)                                1,989,257              *
     Christopher K. McLeod(6)                            3,066,754              *
     Michael P. Monaco(7)                                1,802,325              *
     James E. Buckman(8)                                 2,360,713              *
     Leonard S. Coleman(9)                                 120,155              *
     Martin L. Edelman (10)                                 60,155              *
     Dr. Carole G. Hankin                                        -              *
     The Rt. Hon. Brian Mulroney, P.C. LL.D(11)            120,155              *
     Robert E. Nederlander(12)                             120,155              *
     Robert W. Pittman(13)                                 600,775              *
     Robert P. Rittereiser(14)                             202,217              *
     E. John Rosenwald, Jr.(15)                            177,936              *
     Leonard Schutzman(16)                                 124,955              *
     Robert F. Smith(17)                                   124,941              *
     John D. Snodgrass(18)                               6,830,529              *
     Craig R. Stapleton(19)                                  2,000              *
     Walter A. Forbes(20)                                9,854,313           1.06%
     E. Kirk Shelton(21)                                 5,064,087              *
     Cosmo Corigliano(22,24)                               460,343              *
     Amy N. Lipton(23,24)                                  385,821              *

EXECUTIVE OFFICERS AND DIRECTORS

     AS A GROUP (27 persons)(25)                        86,544,858           9.28%

---------------
*  Amount represents less than 1% of the outstanding Common Stock

(1) Based on a letter dated August 19, 1998 from Massachusetts Financial Services Company ("MFS"), a registered investment adviser on behalf of itself and the other mutual funds and institutional clients of MFS, such persons beneficially own 57,139,820 shares of Common Stock.

(2) Based upon the information contained in a Form 13F dated August 13, 1998 by Capital Research and Management Company, a registered investment advisor, Capital Research and Management Company beneficially owned 50,312,500 shares of Common Stock with sole power to vote 345,000 of such shares and shared power to dispose all of such shares.

(3) Amount includes options to purchase 46,300,002 shares of Common Stock which options are currently exercisable or exercisable within 60 days ("Vested Options"). On September 23, 1998, the Compensation Committee of the Board of Directors of the Company approved an equity incentive program for senior management which will result in the cancellation of approximately 8.6 million of such vested options and will result in approximately 17.2 million of such options becoming unexercisable within 60 days from the date hereof.

(4)      Includes 2,542,481 Vested Options.

(5) Includes 961,240 Vested Options, 167,892 shares of Common Stock held in a grantor retained annuity trust of which Mr. Kunisch is the income beneficiary, 9,912 shares of Common Stock held by Mr. Kunisch's spouse and 78,621 shares of Common Stock held in the Employee Savings Plan.

(6) Amount includes 1,630,941 Vested Options. Amount does not include 118,377 shares of Common Stock held by a charitable foundation founded by Mr. McLeod, as to which Mr. McLeod disclaims beneficial ownership.

(7)      Includes 1,802,325 Vested Options.

(8)      Includes 2,360,713 Vested Options.

(9)      Includes 120,155 Vested Options.

(10)     Includes 60,155 Vested Options.

(11)     Includes 120,155 Vested Options.

(12)     Includes 120,155 Vested Options.

(13)     Includes 600,775 Vested Options.

(14)     Includes 188,438 Vested Options.

(15)     Includes 120,155 Vested Options.

(16)     Includes 120,155 Vested Options.

(17) Includes 120,155 Vested Options and 4,806 shares of Common Stock owned by a Keough plan of which Mr. Smith is the sole beneficiary. Amount does not include 19,244 shares of Common Stock held in the name of the Smith Family Foundation of which Mr. Smith is President, as to which Mr. Smith disclaims beneficial ownership.

(18) Includes 6,337,503 Vested Options. Amount does not include 33,600 shares held by The Snodgrass Foundation of which Mr. Snodgrass and his spouse are trustees but in which they have no pecuniary interest. Mr. Snodgrass disclaims beneficial ownership of such shares.

(19) Does not include 500 shares owned by Mr. Stapleton's spouse, 3,093 shares owned by his mother, 1,687 shares in each of two trusts of which his daughter and son, respectively, are beneficiaries and 2,000 shares owned by his son, as to all of which Mr. Stapleton disclaims beneficial ownership.

(20) Amount includes 9,452,593 Vested Options. Amount does not include 9,523 shares of Common Stock held by Mr. Forbes' spouse, nor 22,372 shares of Common Stock held by Mr. Forbes' spouse as custodian for their children, as to which Mr. Forbes disclaims beneficial ownership. Mr. Forbes resigned his position with the Company as of July 28, 1998. See "Employment Contracts and Termination, Severance and Change of Control Arrangements."

(21) Includes 3,831,563 Vested Options. Effective July 28, 1998, Mr. Shelton resigned as a director of the Company and purported to resign as an officer of the Company. On August 27, 1998, Mr. Shelton's employment was terminated for cause by the Company.

(22) Includes 380,000 Vested Options. Mr. Corigliano's employment with the Company was terminated for cause as of April 16, 1998.

(23) Amount includes 380,000 Vested Options. Amount does not include 13,612 shares of Common Stock held by Ms. Lipton's spouse, as to which Ms. Lipton disclaims beneficial ownership. Ms. Lipton is currently in negotiations with the Company concerning the basis upon which her employment with the Company will be terminated.

(24) Ms. Lipton and Mr. Corigliano ceased being executive officers of the Company at the effective time of the Merger.

(25) In addition to shares beneficially owned by executive officers and directors, share number includes an aggregate of 81,533,598 Vested Options held by officers and directors. Vested Options are deemed outstanding for the purpose of computing percent of class.

(26) Based on 851,531,353 shares of Common Stock outstanding on September 25, 1998.

                             ELECTION OF DIRECTORS

                                [PROPOSAL NO. 1]

GENERAL

         The Board of Directors presently consists of eighteen members. As of December 15, 1997, in connection with the merger of the Company with HFS Incorporated ("HFS") which was consummated on December 17, 1997 (the "Merger"), the number of members of the Board of Directors was increased from ten to twenty-nine and the following individuals were appointed to fill the resulting vacancies (the "New Directors"):

              Henry R. Silverman       Martin L. Edelman
              Michael P. Monaco        Frederick D. Green
              Stephen P. Holmes        Dr. Carole G. Hankin
              Robert D. Kunisch        The Rt. Hon. Brian Mulroney, P.C., LL.D
              John D. Snodgrass        Robert E. Nederlander
              James E. Buckman         Anthony G. Petrello
              Leonard S. Coleman       Robert W. Pittman
              Christel DeHaan          E. John Rosenwald, Jr.
                                       Leonard Schutzman
                                       Robert F. Smith
                                       Craig Stapleton
                                       Robert T. Tucker

         Ms. Christel DeHaan resigned from the Board of Directors on January 22, 1998. On July 28, 1998, Messrs. Burnap, Donnelley, Forbes, Greyser, Perfit, Petrello, Rumbough, Shelton and Tucker resigned from the Board of Directors. On August 27, 1998, Mr. Green's resignation from the Board of Directors became effective.

         The Board is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve for three years. The Board of Directors has nominated six candidates to be elected at the Meeting to serve as Class I directors for a three-year term ending at the 2001 annual meeting of stockholders and when their successors are duly elected and qualified. All nominees are currently directors of the Company. The terms of the remaining 12 directors expire at the Company's annual meeting of stockholders to be held in 1999 and 2000.

         Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card or by telephone) will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR THE ELECTION OF THE SIX NOMINEES LISTED BELOW.

         Certain information regarding each nominee and as to each incumbent director whose term of office extends to 1999 and 2000 and who is, therefore, not a nominee for election as a director at the Meeting, as of September 15, 1998, is set forth below, including such individual's age and principal occupation, a brief account of such individual's business experience during at least the last five years and other directorships currently held.

INFORMATION REGARDING THE NOMINEES FOR TERM EXPIRING IN 2001

              Robert D. Kunisch        Dr. Carole G. Hankin
              John D. Snodgrass        The Rt. Hon. Brian Mulroney, P.C., LL.D
              Robert W. Pittman        E. John Rosenwald, Jr.

         MR. KUNISCH, age 56, has been a Vice Chairman and a Director of the Company since December 1997. Mr. Kunisch was a Vice Chairman of HFS from April 1997 to December 1997 and Chairman of the Board (since 1989), Chief Executive Officer (since 1988) and President (since 1984) of PHH Corporation. He is a director of the following corporations which file reports pursuant to the Exchange Act: CSX Corporation and GenCorp, Inc.

         MR. SNODGRASS, age 41, has been a Director of the Company since December 1997. Mr. Snodgrass was a Director, President and Chief Operating Officer of HFS from February 1992 until December 1997 and was Vice Chairman of HFS from September 1996 until December 1997. From December 1997 until June 30, 1998, Mr. Snodgrass served as a consultant to the Company. From November 1994 through January 1996, Mr. Snodgrass served as Vice Chairman of the Board of Chartwell Leisure Inc. ("Chartwell"). Since December 1997, Mr. Snodgrass has been an independent investor. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Other Relationships."

         DR. HANKIN, age 56, has been a Director of the Company since December 1997. Dr. Hankin is Superintendent of Schools in Syosset, New York, a suburban K-12 school district; she has served in that district since 1990.

         MR. MULRONEY, age 58, has been a Director of the Company since December 1997. Mr. Mulroney was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. He is a director of the following corporations which file reports pursuant to the Exchange Act: Archer Daniels Midland Company Inc., Barrick Gold Corporation, Petrofina, S.A, Trizechahh Corporation Ltd. and Quebecor Printing Inc. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Other Relationships."

         MR. PITTMAN, age 44, has been a Director of the Company since December 1997. Mr. Pittman was a Director of HFS from July 1994 until December 1997. Since February 1998, Mr. Pittman has been President and Chief Operating Officer of America Online, Inc., a provider of internet online services. From October 1996 to February 1998, Mr. Pittman was President and Chief Executive Officer of AOL Networks, a unit of America Online, Inc. From September 1995 through October 1996, Mr. Pittman served as the Chief Executive Officer and Managing Partner of the Company's subsidiary, Century 21 Real Estate Corporation. From 1990 until September 1995, Mr. Pittman served as President and Chief Executive Officer of Time Warner Enterprises, a business development unit of Time Warner Inc. and, from 1991 to September 1995, additionally, as Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks Inc. Mr. Pittman serves as a director of America Online, Inc., which files reports pursuant to the Exchange Act. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Other Relationships."

         MR. ROSENWALD, age 67, has been a Director of the Company since December 1997. Mr. Rosenwald was a Director of HFS from September 1996 until December 1997. Mr. Rosenwald has been, since 1988, Vice Chairman of The Bear Stearns Companies Inc., an investment banking firm. Mr. Rosenwald also serves as a director of the following corporations which file reports pursuant to the Exchange Act: The Bear Stearns Companies Inc. and Hasbro, Inc. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Other Relationships."

INFORMATION REGARDING DIRECTORS WHOSE TERMS EXPIRE IN 1999

              Christopher K. McLeod    Leonard S. Coleman
              Robert E. Nederlander    Robert F. Smith
              Craig R. Stapleton       Leonard Schutzman

         MR. MCLEOD, age 42, has been a Vice Chairman of the Company since December 1997 and a Director of the Company since 1995. Mr. McLeod also serves as a director and officer of several subsidiaries of the Company. Mr. McLeod was an Executive Vice President of the Company from 1986 to December 1997. He has been Chief Executive Officer of Cendant Software since January 1997. Mr. McLeod was a member of the Office of the President of the Company from 1988 to December 1997 and served as President of the Company's Comp-U-Card Division between 1988 and August 1995.

         MR. COLEMAN, age 49, has been a Director of the Company since December 1997. Mr. Coleman was a Director of HFS from April 1997 until December 1997. Mr. Coleman has served as President of The National League of Professional Baseball Clubs since 1994, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act: Avis Rent A Car, Inc., Owens Corning, The Omnicom Group and New Jersey Resources. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Relationship with Avis Rent A Car Inc."

         MR. NEDERLANDER, age 65, has been a Director of the Company since December 1997. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Mr. Nederlander has been President and Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. From February until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of Nederlander Television and Film Productions, Inc.; Chairman of the Board and Chief Executive Officer since January 1988 of Mego Financial Corp. ("Mego") and Vice Chairman of the Board since February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego. Mr. Nederlander was a director of Mego Mortgage Corp. from September 1996 until June 1998. Mr. Nederlander also served as Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993 and as Vice Chairman of Allis-Chalmers Corp. from 1993 through October 1996. He is currently a Director of Allis-Chalmers Corp. In October 1996, Mr. Nederlander became a director of New Communications, Inc., a publisher of community oriented free circulation newspapers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Other Relationships."

         MR. SCHUTZMAN, age 52, has been a Director of the Company since December 1997. Mr. Schutzman was a Director of HFS from August 1993 until December 1997. Mr. Schutzman is a professor at the William E. Simon Graduate School of Business at the University of Rochester in Rochester, New York. Mr. Schutzman was Senior Vice President of PepsiCo Inc. from February 1987 to April 1995.

         MR. SMITH, age 65, has been a Director of the Company since December 1997. Mr. Smith was a Director of HFS from February 1993 until December 1997. From November 1994 until August 1996, Mr. Smith also served as a Director of Chartwell. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer. Mr. Smith is currently a Partner in Car Component Technologies, Inc., an automobile parts remanufacturer, located in Bedford, New Hampshire.

         MR. STAPLETON, age 53, has been a Director of the Company since December 1997. Mr. Stapleton has been President of Marsh & McLennan Real Estate Advisors, Inc. since 1983. Mr. Stapleton is also a director of the following corporations which file reports pursuant to the Exchange Act: Alleghany Properties, Inc.(a subsidiary of Alleghany Corp.), Cornerstone Properties, T.B. Woods Inc. and Vacu Dry Co.

INFORMATION REGARDING DIRECTORS WHOSE TERMS EXPIRE IN 2000

              Henry R. Silverman       James E. Buckman
              Michael P. Monaco        Martin Edelman
              Stephen P. Holmes        Robert P. Rittereiser

         MR. SILVERMAN, age 58, has been President and Chief Executive Officer and Director of the Company since December 1997 and Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors since July 28, 1998. Mr. Silverman is also an officer and/or director of a number of subsidiaries of the Company. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS from May 1990 until December 1997. From November 1994 until February 1996, Mr. Silverman also served as Chairman of the Board and Chief Executive Officer of Chartwell.

         MR. MONACO, age 50, has been a Vice Chairman, the Chief Financial Officer and a Director of the Company since December 1997. Mr. Monaco was Vice Chairman and Chief Financial Officer of HFS from October 1996 until December 1997 and was a Director of HFS from January 27, 1997 until December 1997. Mr. Monaco also serves as a director and officer of several subsidiaries of the Company. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company, a financial services company, from September 1990 to June 1996. Mr. Monaco serves as a director of Avis Rent A Car, Inc., which files reports pursuant to the Exchange Act. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Relationship with Avis Rent A Car, Inc." and "- Relationship with NRT."

         MR. HOLMES, age 41, has been a Vice Chairman and Director of the Company since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of the Company. Mr. Holmes is a director of the following corporations that file reports pursuant to the Exchange Act: Avis Rent A Car, Inc. and PHH Corporation, a wholly owned subsidiary of the Company. Mr. Holmes is also a Director of Avis Europe PLC. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Relationship with Avis Rent A Car, Inc."

         MR. BUCKMAN, age 53, has been the Senior Executive Vice President, General Counsel and a Director of the Company since December 1997. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and was Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman also serves as a director and officer of several subsidiaries of the Company. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a director of Chartwell. He was a partner with Troutman, Sanders, Lockersman & Ashmore, an Atlanta, Georgia law firm, from January 1990 to February 1992. Mr. Buckman also serves as a Director of PHH Corporation, a wholly owned subsidiary of the Company, which files reports pursuant to the Exchange Act.

         MR. EDELMAN, age 57, has been a Director of the Company since December 1997. Mr. Edelman was a Director of HFS from November 1993 until December 1997. He has been a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a director of the following corporations which file reports pursuant to the Exchange Act: Avis Rent A Car, Inc., Capital Trust and Mark Centers Trust. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Relationship with Chartwell", "-Relationship with Avis Rent A Car, Inc." and "- Other Relationships."

         MR. RITTEREISER, age 59, has been a Director of the Company since 1982 and is Chairman and Chief Executive Officer of Gruntal Financial L.L.C., an investment services firm based in New York City. He is Chairman of Yorkville Associates Corp., a private investment and financial concern, since its formation in April 1989. He served as a Trustee of the DBL Liquidating Trust from April 1992 through April 1996. He served as a Director in 1990, as Chairman in November 1992, and as President and Chief Executive Officer from March 1993 until February 1995 of Nationar, a New York banking services company which was taken over on February 6, 1995 by the Acting Superintendent of Banks of New York State. He is a Director of the following corporations which file reports pursuant to the Exchange Act: Ferrofluidics Corporation, Interchange Financial Services Corp. and Wallace Computer Services, Inc.

         Messrs. Holmes and Pittman were directors and Mr. Snodgrass was Chairman of the Board of Directors of AMRE, Inc. ("AMRE") within two years prior to January 20, 1997, the date on which AMRE filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although the Company had a minor investment in AMRE, AMRE is not an affiliate of or otherwise related to the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

BOARD OF DIRECTORS

         The Board of Directors held 10 meetings during 1997. In 1997, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served that were held after their appointment.

EXECUTIVE COMMITTEE

         Prior to the effective time of the Merger, the Executive Committee was composed of Walter A. Forbes, E. Kirk Shelton, Bartlett Burnap, Robert P. Rittereiser and Stanley M. Rumbough, Jr. (the "Pre-Merger Executive Committee"). The Pre-Merger Executive Committee had all of the powers of the Board of Directors when the Board was not in session, usually between regular Board meetings and when timing was critical, except that the Pre-Merger Executive Committee did not have the power to elect Directors or officers of the Company, to alter, amend or repeal by-laws of the Company or any resolution of the Board relating to the Pre-Merger Executive Committee, to declare any dividend or distribution to the shareholders of the Company, to appoint any member of the Pre-Merger Executive Committee, or to take any other action specifically reserved by law to the Board of Directors. The Pre-Merger Executive Committee held one meeting during 1997.

         At the effective time of the Merger (the "Effective Time"), a new Executive Committee of the Board of Directors (the "Post-Merger Executive Committee") was appointed. The Post-Merger Executive Committee (which also acts as the nominating committee) was composed of Walter A. Forbes (Chairman), Henry
R. Silverman, E. Kirk Shelton, Christopher K. McLeod, Robert P. Rittereiser, Michael P. Monaco, Stephen P. Holmes and Martin L. Edelman. On July 28, 1998, a new Executive Committee of the Board of Directors was appointed which is composed of Messrs. Silverman (Chairman), Monaco, Holmes and Edelman (the "Executive Committee"). On August 27, 1998, James E. Buckman and Robert D. Kunisch were appointed to the Executive Committee. The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the By-Laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company,
(c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Chairman of the Board will serve as Chairman of the Executive Committee. The Post-Merger Executive Committee did not meet in 1997.

         Pursuant to the Amended and Restated By-Laws (the "By-Laws"), the Executive Committee acts as the nominating committee of the Board of Directors, nominating persons for election as directors. Under the By-Laws until such time as all claims and causes of actions relating to the accounting issues at the former CUC businesses as disclosed in a press release dated July 14, 1998 and a Current Report on Form 8-K of the Company, dated August 13, 1998 (the "Accounting Issues") have been settled, adjudicated or otherwise disposed of pursuant to a final determination that is no longer subject to appeal or review, (i) the Executive Committee is required to nominate for election as directors Craig R. Stapleton and Robert P. Rittereiser or such alternate candidates as designated by Messrs. Stapleton and Rittereiser who are not reasonably objected to by the Executive Committee and (ii) in the event that any one or more of Mr. Stapleton, Mr. Rittereiser or Dr. Carole Hankin are not elected, resign or are removed as directors, the Board of Directors is required to replace those individual(s) with an alternate director as designated by the remaining individuals specified above who are not reasonably objected to by the Board of Directors. Prior to the Merger, the nominating committee consisted of Messrs. Burnap (Chairman), Greyser, Rittereiser and Rumbough. The pre-merger nominating committee held one meeting in 1997.

AUDIT COMMITTEE

         Prior to the Effective Time, the Audit Committee (the "Pre-Merger Audit Committee") was composed of T. Barnes Donnelley, Stephen A. Greyser and Burton C. Perfit (Chairman). The Pre-Merger Audit Committee recommended to the Board a firm of independent auditors to conduct the annual audit of the Company's financial statements, reviewed with such firm the overall scope and results of the annual audit, reviewed and approved the performance by such independent auditors of professional services in addition to those which were audit-related, and reviewed the fees charged by the independent auditors for professional services. In addition, the Audit Committee met periodically with the independent auditors and representatives of management to review accounting activities, financial controls and reporting. During 1997, the Audit Committee held two meetings.

         At the Effective Time, the Board of Directors appointed a new Audit Committee (the "Post-Merger Audit Committee") composed of Frederick D. Green (Chairman), Robert P. Rittereiser, E. John Rosenwald, Jr. and Robert E. Nederlander. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Post-Merger Audit Committee did not meet in 1997.

         On July 28, 1998, Mr. Green tendered his irrevocable resignation to the Board of Directors of the Company which became effective on August 27, 1998. On August 27, 1998, the Audit Committee was reconstituted and now is comprised of Leonard Schutzman (Chairman), The Rt. Hon. Brian Mulroney, Robert
F. Smith and Robert W. Pittman.

COMPENSATION COMMITTEE

         Prior to the Effective Time, the Compensation Committee (the "Pre-Merger Compensation Committee") was composed of Bartlett Burnap, Stephen
A. Greyser, Robert P. Rittereiser (Chairman) and Stanley M. Rumbough, Jr. The Pre-Merger Compensation Committee recommended to the Board of Directors overall compensation philosophy and policies for the Company and determined the salary range for different executive levels and the specific compensation for the Company's Chief Executive Officer. See "Executive Compensation and Other Information--Compensation Committee Report on Executive Compensation." The Pre-Merger Compensation Committee reviewed and made recommendations to the Board concerning plans, programs, and benefits which related to executive compensation, and made incentive compensation and stock option awards. In addition, the Pre-Merger Compensation Committee reviewed and made recommendations to the Board concerning selection, recruiting, hiring, and promotion of key executive personnel. During 1997, the Pre-Merger Compensation Committee held eight meetings.

         At the Effective Time, the Board of Directors appointed a new Compensation Committee (the "Post-Merger Compensation Committee") composed of Robert F. Smith (Chairman), Leonard Schutzman, Anthony G. Petrello and Robert
T. Tucker. On July 28, 1998, a new Compensation Committee was appointed which is composed of Messrs. Smith (Chairman), Schutzman, Mulroney and Coleman (the "Compensation Committee"). The Compensation Committee has the following powers and authority: (i) determining and fixing the compensation for all senior officers of the Company and those of its subsidiaries that the Compensation Committee shall from time to time consider appropriate, as well as all employees of the Company and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board; (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Company or, if the Compensation Committee shall so determine, any such plan of any subsidiary; and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Company or any subsidiary that the Compensation Committee shall from time to time consider appropriate. Each resolution of the Compensation Committee requires approval by at least three members of such committee. The Post-Merger Compensation Committee did not meet in 1997.

LITIGATION COMMITTEE

         On July 28, 1998, the Board of Directors appointed a Litigation Committee composed of Robert P. Rittereiser, Craig R. Stapleton, E. John Rosenwald and Robert E. Nederlander (the "Litigation Committee"). The Litigation Committee has the following powers and authority: (i) full and exclusive power and authority to determine whether the prosecution of any pending or threatened stockholder derivative actions arising from or related to the Accounting Issues are or would be in the best interests of the Company and
(ii) full and exclusive power and authority to initiate, maintain or settle on behalf of the Company any direct action by the Company against any present or former director (whether sued as a director or as an officer) arising from or related to the Accounting Issues.

DIRECTOR COMPENSATION

         Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange
Act) of the Company receive an annual retainer of $30,000, plus $4,000 for chairing a committee and $2,000 for serving as a member of a committee other than Chairman. On September 23, 1998, the Compensation Committee approved a requirement that 50% of the annual $30,000 stipend is to be paid to each Director in Common Stock of the Company. Non-Employee Directors also are paid $1,000 for each Board meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there is no Board meeting. Non-Employee Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

         The Company provides $100,000 of term life insurance coverage for each Non-Employee Director to the beneficiary designated by such Non-Employee Director. In addition, the Company has purchased joint life insurance contracts in the amount of $1 million for each Director. Upon the death of such Director, while still in office, the Company will donate an aggregate of $1 million to one or more charitable organizations designated by such Director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who are officers or employees of the Company or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in such capacity.

         Non-Employee Directors have also received grants of stock options under one or more of the following plans: 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan, 1994 Director Stock Option Plan, the 1997 Stock Incentive Plan and the HFS Incorporated 1993 Stock Option Plan.

         Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

ACCOUNTING ISSUES, CLASS ACTION LITIGATION AND MANAGEMENT AND CORPORATE GOVERNANCE CHANGES

         Accounting Issues. On April 15, 1998, the Company announced that in the course of transferring responsibility for the Company's accounting functions from the former CUC personnel to former HFS accounting personnel and preparing for the reporting of first quarter 1998 results, it had discovered the Accounting Issues in the CUC business units. As a result, upon discovering the Accounting Issues, the Company together with its counsel and assisted by auditors, immediately began an intensive investigation. In addition, the Audit Committee of the Board of Directors engaged Willkie, Farr & Gallagher ("Willkie Farr") as special legal counsel and Willkie Farr engaged Arthur Andersen LLP to perform an independent investigation. On July 14, 1998, the Company announced that the accounting irregularities were greater than those initially discovered in April and that the irregularities affected the accounting records of all major business units of CUC. On August 13, 1998, the Company announced that its investigation of accounting irregularities and errors in the CUC business units was complete. On August 27, 1998, the Company announced that the Audit Committee of the Board of Directors had submitted its report (the "Report") to the Board of Directors on the investigation into the accounting irregularities and its conclusions regarding responsibility for those actions. A copy of the Report has been filed as an exhibit to the Company's Current Report on Form 8-K dated August 28, 1998. As a result of the investigation, the Company has restated its previously reported financial results for 1997, 1996 and 1995.

         Class Action Litigation and Government Investigation. As a result of the aforementioned Accounting Issues, numerous purported class action lawsuits, two purported derivative lawsuits and an individual lawsuit have been filed against the Company and, among others, its predecessor, HFS, and certain current and former officers and directors of the Company and HFS, asserting various claims under the federal securities laws and certain state statutory and common laws. In addition, the staff of the Securities and Exchange Commission (the "SEC") and the United States Attorney for the District of New Jersey are conducting investigations relating to the Accounting Issues. The SEC staff has advised the Company that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Claims of Certain Current and Former Officers and Directors of the Company and HFS."

         Management and Corporate Governance Changes. On July 28, 1998, Walter
A. Forbes resigned as Chairman of the Company and as a member of the Board of Directors. Henry R. Silverman, President and Chief Executive Officer of the Company, was unanimously elected by the Board of Directors to be Chairman and will continue to serve as Chief Executive Officer and President of the Company. Ten members of the Board formerly associated with CUC also resigned, leaving the Company with 18 directors.

         On July 28, 1998, the Board also approved the adoption of Amended and Restated By-Laws of the Company and voted to eliminate the governance plan adopted as part of the Merger, resulting in the elimination of 80% super-majority vote requirement provisions of the By-Laws relating to the composition of the Board and the limitations on the removal of the Chairman and the Chief Executive Officer.

         Stock Option Repricing. On July 28, 1998, the Compensation Committee approved a program to reprice certain Company stock options granted to middle management of the Company, other than executive officers, during December 1997 and the first quarter of 1998. On September 23, 1998, the Compensation Committee approved an equity incentive program for the Company's senior management (the "Senior Management Program"). The Senior Management Program will modify the terms of certain options held by the executive and senior management of the Company. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% will be cancelled (b) 33% will be reset to an exercise price 50% above the market price at the time of repricing (the "New Price") but in no case less than $20 per share and (c) 33% will be reset at the New Price. Although all of Mr. Silverman's options were vested, the 17.2 million options that will be repriced will now become unvested and will vest at 25% per year over the next four years. With respect to an aggregate of approximately 10.3 million options held by Messrs. Buckman, Holmes, Monaco and Kunisch (the "Executive Directors") (a) 25% will be cancelled, (b) 25% will be reset to an exercise price 50% above the New Price but in no case less than $20 per share; and (c) 50% will be reset at the New Price. With respect to approximately 25 million options held by other senior management (approximately 45 persons) (the "Senior Management"), other than the Executive Directors, (a) 10% will be cancelled, (b) 40% will be reset to an exercise price 25% above the New Price, and (c) 50% will be reset at the New Price.

         The New Price for such stock options is to be the market price of the Company's common stock as reported on the New York Stock Exchange shortly after the filing of the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997 and the Company's Quarterly Reports on Form 10-Q/A for the quarters ending March 31, 1998 and June 30, 1998, respectively.

                               EXECUTIVE OFFICERS

         The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified:

         NAME                                  OFFICE OR POSITIONS HELD

         Henry R. Silverman            Chairman of the Board, President and
                                       Chief Executive Officer

         Michael P. Monaco             Vice Chairman and Chief Financial
                                       Officer

         Stephen P. Holmes             Vice Chairman

         Robert D. Kunisch             Vice Chairman

         Christopher K. McLeod         Vice Chairman

         James E. Buckman              Senior Executive Vice President, General
                                       Counsel and Assistant Secretary

         Richard A. Smith              Chairman and Chief Executive Officer,
                                       Cendant Real Estate Services

         Anthony L. Menchaca           Co-Chair and Co-Chief Executive Officer,
                                       Alliance Marketing

         John H. Fullmer               Co-Chair and Co-Chief Executive Officer,
                                       Alliance Marketing and Chief Marketing
                                       Officer

         Scott E. Forbes               Executive Vice President and Chief
                                       Accounting Officer

         Other than as set forth below, for biographical information concerning the Executive Officers of the Company, see "Election of Directors."

         Richard A. Smith              Mr. Smith, age 45, has been Chairman and
                                       Chief Executive Officer of the Real
                                       Estate Division of the Company since
                                       December 17, 1997. Mr. Smith was
                                       President of the Real Estate Division of
                                       HFS from October 23, 1996 to December
                                       17, 1997 and Executive Vice President of
                                       Operations for HFS Incorporated from
                                       February 1992 to October 23, 1996. See
                                       "CERTAIN RELATIONSHIPS AND RELATED
                                       TRANSACTIONS - Relationship with NRT."

         Anthony L. Menchaca           Mr. Menchaca, age 41, has been
                                       Co-Chairman and Co-Chief Executive
                                       Officer of the Alliance Marketing
                                       Division of the Company since April 15,
                                       1998. Mr. Menchaca was Executive Vice
                                       President of the Alliance Marketing
                                       Division of the Company from December
                                       17, 1997 to April 15, 1998. From July 1,
                                       1995 to December 17, 1997, Mr. Menchaca
                                       was President of the Comp-U-Card
                                       Division of CUC. From July 1992 to July
                                       1, 1995, Mr. Menchaca was President of
                                       CUC Travel Services Division of CUC.

         John H. Fullmer               Mr. Fullmer, age 52, has been
                                       Co-Chairman and Co-Chief Executive
                                       Officer of the Alliance Marketing
                                       Division of the Company and Chief
                                       Marketing Officer of the Company since
                                       April 15, 1998. Mr. Fullmer was
                                       Executive Vice President of the Alliance
                                       Marketing Division from December 17,
                                       1997 to April 15, 1998. From April 1996
                                       to December 17, 1997, Mr. Fullmer was
                                       Senior Vice President and Chief
                                       Marketing Officer of CUC. From March
                                       1991 to April 1996, Mr. Fullmer was
                                       Senior Vice President of the Comp-U-Card
                                       Division of CUC.

         Scott E. Forbes               Mr. Forbes, age 41, has been Executive
                                       Vice President-Finance and Chief
                                       Accounting Officer of the Company since
                                       April 15, 1998. Mr. Forbes was Senior
                                       Vice President-Finance of the Company
                                       from December 17, 1997 to April 15,
                                       1998. From August 24, 1993 to December
                                       17, 1997, Mr. Forbes was Senior Vice
                                       President-Finance of HFS. Mr. Forbes is
                                       not related to Walter A. Forbes.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE OF THE NAMED EXECUTIVE OFFICERS

         The following table sets forth the 1995, 1996 and 1997 cash and noncash compensation awarded to or earned by each person who served as Chief Executive Officer of the Company during 1997 and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for each year:

                                             SUMMARY COMPENSATION TABLE

                                          Annual Compensation(2)     Long Term Compensation
                            ---------------------------------------------------------------------------------------
                                                                                    Securities
                                                                    Restricted      Underlying        All Other
Name and                    Year                                  Stock Award(s)     Options/        Compensation
Principal Position           (1)          Salary($)      Bonus($)     (3)($)         SARs (#)           ($)(4)
-------------------------------------------------------------------------------------------------------------------

Henry R. Silverman          1997          60,672.00             0            0    14,500,980(6)(11)             0
Chairman   of  the  Board,  1996                  0             0            0             0                    0
President and Chief         1995                  0             0            0             0                    0
Executive Officer(5)

Christopher K. McLeod       1997         514,769.84    520,000.00            0     2,200,000         7,841,112.00
Vice Chairman               1996         480,000.00    480,000.00    4,234,313                         125,559.00
                            1995         450,000.00    450,000.00            0       187,500           122,057.00
                                                                                      78,750

Walter A. Forbes(5)(7)      1997         782,772.66    780,000.00            0                       8,283,244.00
                            1996         757,228.00    760,000.00    5,081,175     4,400,000           268,513.00
                            1995         732,470.00    725,000.00            0       225,000           264,828.00
                                                                                     112,500

E. Kirk Shelton(8)          1997         514,769.84    520,000.00            0     2,200,000         7,913,005.00
                            1996         480,000.00    480,000.00    4,234,313                         131,644.00
                            1995         450,000.00    450,000.00            0       187,500           131,223.00
                                                                                      78,750

Cosmo Corigliano(9)         1997         216,520.64    100,000.00            0       830,000         3,607,999.00
                            1996         189,134.00     80,000.00    1,354,980       172,500            15,517.00
                            1995(10)     160,000.00     30,000.00            0        18,000
                                                                                                         7,044.00

Amy N. Lipton(9)            1997         246,898.33    120,000.00            0       830,000         3,608,119.00
                            1996         224,211.00    100,000.00    1,354,980       172,000            15,637.00
                            1995(10)     210,000.00     80,000.00            0        11,250             7,129.00

-------------------
(1) As of the Effective Time, the Company changed its fiscal year end from year ended January 31 to year ended December 31. The compensation provided for Messrs. Forbes, Shelton, McLeod and Corigliano and for Ms. Lipton for 1995 and 1996 is based on the fiscal years ended January 31, 1996 and January 31, 1997, respectively.

(2) For each of the Named Executive Officers for the year ended December 31, 1997 and for each of the fiscal years ended January 31, 1997 and 1996, there were no payments by the Company of (i) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year,
     (ii) above-market earnings on deferred compensation, (iii) earnings with respect to long-term incentive plans, (iv) tax reimbursements, or (v) preferential discounts on stock.

(3) Awards of restricted stock were made to Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton on July 24, 1996 pursuant to the Company's 1989 Restricted Stock Plan. The value of the awards set forth in the table above reflects the number of shares of restricted stock granted to such Named Executive Officer on that date multiplied by the closing market price of a share of Common Stock on the New York Stock Exchange, Inc. ("NYSE") on that date, which was $22.583. The restrictions on these shares lapsed at the Effective Time.

(4) "All Other Compensation" includes: (i) contributions of $1,584 for each of Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton and contributions of $1,577 for Mr. Forbes to the Company's 401(k) Plan to match 1997 pre-tax elective deferral contributions (included under Salary) made by each such individual to such plan; and (ii) the premiums paid by the Company for the term life component of "split-dollar" life insurance policies (the "Insurance Program") procured by the Company in respect of these executive's lives. In 1997, premiums of $30,168, $4,401, $7,196, $685 and $805 were paid in respect of Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton, respectively. "All Other Compensation" also includes the present dollar value, determined in accordance with SEC regulations, and based on actuarial computations, as of December 31, 1997 and each of January 31, 1997 and January 31, 1996, respectively, of the benefit to the Named Executive Officers of the remainder of the premium payments made by the Company in respect of such Named Executive Officers on December 31, 1997 and each of January 31, 1997 and January 31, 1996, respectively. The present dollar value of such payments as of December 31, 1997 is as follows: Walter A. Forbes--$751,499; E. Kirk Shelton--$482,020; Christopher K. McLeod--$407,332; Cosmo Corigliano--$5,730; and Amy N. Lipton--$5,730. "All Other Compensation" also includes amounts payable to Messrs. Forbes, Shelton, McLeod, Corigliano and Ms. Lipton under the previously adopted CUC Executive Retirement Plan (the "SERP"), which became payable upon the consummation of the Merger, as follows: Walter A. Forbes - $7,500,000; E. Kirk Shelton - $7,425,000; Christopher K. McLeod - $7,425,000; Cosmo Corigliano - $3,600,000; and Amy N. Lipton - $3,600,000.
     The payments under the SERP were in full settlement of all benefits under the SERP.

(5) At the Effective Time, Mr. Silverman became President and Chief Executive Officer of the Company and Mr. Forbes became Chairman of the Board of the Company. Prior to the Effective Time, Mr. Forbes served as Chief Executive Officer of the Company. On July 28, 1998, Mr. Forbes resigned as Chairman of the Board and as a director of the Company and Mr. Silverman became Chairman of the Board and continued as President and Chief Executive Officer of the Company. The compensation shown in the table above reflects only the compensation received by Mr. Silverman from the Company, not HFS. See "Supplemental Compensation and Option Information for Certain Key Executives" for Mr. Silverman's aggregate compensation from the Company and HFS during 1997.

(6) Represents only option grants to Mr. Silverman by the Company, not HFS. See "Supplemental Compensation and Option Information for Certain Key Executives" for Mr. Silverman's aggregate option grants from the Company and HFS during 1997.

(7) The annual compensation of Mr. Forbes does not include certain expense account items that currently are being investigated by the Company.

(8) At the Effective Time, Mr. Shelton became a Vice Chairman of the Company. Effective on July 28, 1998, Mr. Shelton resigned as a director of the Company and purported to resign as an officer of the Company. On August
     27, 1998, Mr. Shelton's employment was terminated for cause by the Company.

(9) Ms. Lipton and Mr. Corigliano ceased being executive officers of the Company at the Effective Time. Mr. Corigliano's employment with the Company was terminated for cause on April 16, 1998. Ms. Lipton is currently in negotiations with the Company concerning the basis upon which her employment with the Company will be terminated.

(10) Ms. Lipton and Mr. Corigliano received stock options for all or part of their respective salaries and/or bonuses during 1995.

(11) On September 23, 1998, the Compensation Committee restructured approximately 25.8 million options held by Mr. Silverman as follows: (i) 33% will be cancelled, (ii) 33% will be reset to an exercise price 50% above the New Price but in no case less than $20 per share and (iii) 33% will be reset at the New Price.

         Each participant in the Insurance Program is provided ordinary life insurance coverage and enters into a split-dollar agreement with the Company. The Company pays the full premium of the policy. The participant is the owner of the policy and is obligated to pay tax on the value of a portion of the coverage. The Company retains an interest in the policy equal to the accumulated premiums paid. Upon Messrs. Forbes', Shelton's and McLeod's retirement, and upon the Company's termination of their respective policies in the case of Mr. Corigliano and Ms. Lipton (each a "Termination Date"), the Company is entitled to recover all of its previous premium payments, and any remaining cash outlays by the Company will cease. Any cash value in the policy in excess of the premiums recovered by the Company is retained by the participant. In the event of the participant's death prior to the Termination Date, the Company is entitled to recover all premium payments from the death benefit and the balance of the death benefit will be paid to the participant's estate.

OPTION GRANTS TABLE FOR THE NAMED EXECUTIVE OFFICERS

         The following tables summarize option grants during the last fiscal year made to the Named Executive Officers.

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants
                              ------------------------------------------------------------------
                                                                                                       Grant Date
                              Number of              % of Total                                          Value
                              Securities             Options/SARs      Exercise                        ----------
                              Underlying             Granted to        or Base                         Grant Date
                              Options/SARs           Employees in      Price        Expiration           Present
Name                          Granted(#)(1)          Fiscal Year       ($/Sh)       Date                Value $(2)
                              -------------------------------------------------------------------------------------

Henry R. Silverman(3)         14,500,980(4,9,12)         18.69%         31.375      12/17/2007         223,460,100

Christopher K. McLeod            400,000(4,8)             0.52%         20.50       04/21/2007           4,028,000
                               1,800,000(6,7,9)           2.32%         31.375      12/17/2007          27,738,000


Walter A. Forbes*                400,000(4,8)             0.52%         20.50       04/21/2007           4,028,000
                               4,000,000(5,7,9)           5.16%         31.375      12/17/2007          61,400,000

E. Kirk Shelton*                 400,000(4,8)             0.52%         20.50       04/21/2007           4,028,000
                               1,800,000(6,7,9,10)        2.32%         31.375      12/17/2007          27,738,000


Cosmo Corigliano*                230,000(4,8)             0.30%         20.50       04/21/2007           2,316,100
                                 600,000(11)              0.77%         31.375      12/17/2007           9,246,000

Amy N. Lipton                    230,000(4,8)             0.30%         20.50       04/21/2007           2,316,100
                                 600,000(6,7,9)           0.77%         31.375      12/17/2007           9,246,000

-------------------
         * Effective July, 28, 1998, Mr. Forbes resigned as an officer and director of the Company and Mr. Shelton resigned as a director of the Company and purported to resign as an officer of the Company. On August 27, 1998, Mr. Shelton's employment was terminated for cause by the Company. Mr. Corigliano's employment with the Company was terminated for cause on April 16, 1998. Ms. Lipton is currently in negotiations with the Company concerning the basis upon which her employment with the Company will be terminated.

(1) Options granted to the Named Executive Officers expire ten years after grant. The new Compensation Committee retains discretion to modify the terms of outstanding options provided that the options, as modified, do not violate the terms of the respective plan under which they were granted.

(2) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations for options granted on April 21, 1997 assume a risk-free rate of return of 6.86%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for options granted on April 30, 1997 assume a risk free rate of return of 6.71% which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for options granted on December 17, 1997 assume a risk-free rate of return of 5.80%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for both April 1997 grant dates also assume a 28.5% volatility and the December 1997 grant date assumes a 30.8% volatility; however, there can be no assurance as to the actual volatility of the Common Stock in the future. The calculations for all grant dates also assume no dividend payout, a straight-line, and a five year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of the Common Stock at a future date.

(3) This table represents only the option grants to Mr. Silverman by the Company, not HFS. See "Option Grants Table for the Key Executives" for Mr. Silverman's aggregate option grants from the Company and HFS during 1997.

(4) Options were immediately exercisable upon grant (in the case of Mr. Silverman) or (in the case of the other Named Executive Officers) became exercisable at the Effective Time.

(5) Options are scheduled to vest and become exercisable in yearly increments of 33 1/3%, commencing on January 1, 1999.

(6) Options are scheduled to vest and become exercisable in yearly increments of 25%, commencing on January 1, 1999.

(7) The vesting of these options also accelerates under certain circumstances (including a change of control of the Company occurring after the Effective Time) under the terms of the Named Executive Officers' respective employment agreements. See "Employment Contracts and Termination, Severance and Change of Control Arrangements."

(8) Granted April 21, 1997. The fair market value of Common Stock on the date of grant, in accordance with the applicable stock option plan, was $20.50.

(9) Granted December 17, 1997. The fair market value of Common Stock on the date of grant, in accordance with the applicable stock option plan, was $31.375.

(10) On August 27, 1998, 450,000 of these options were cancelled in connection with Mr. Shelton's termination.

(11) These options were canceled in connection with the termination of Mr. Corigliano's employment on April 16, 1998.

(12) On September 23, 1998, the Compensation Committee restructured approximately 25.8 million options held by Mr. Silverman as follows:
         (i) 33% will be cancelled, (ii) 33% will be reset to an exercise price 50% above the New Price but in no case less than $20 per share and
         (iii) 33% will be reset at the New Price. Although all of Mr. Silverman's options were vested, the 17.2 million options that will be repriced will now become unexercisable and will vest at 25% per year over the next four years.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE FOR THE NAMED EXECUTIVE
OFFICERS

         The following table summarizes the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such executives as of the end of such fiscal year.

                                        AGGREGATED OPTION/SAR EXERCISES IN LAST
                                       FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                     Number of Securities          Value of Unexercised
                                                                    Underlying Unexercised             In-the-Money
                            Shares Acquired                              Options/SARs                  Options/SARs
                              On Exercise      Value Realized            at FY-End (#)               at FY-End ($)(1)
           Name                   (#)                ($)           Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Henry R. Silverman                    0                  0         46,300,002(2)/       0         832,972,289 /         0

Christopher K. McLeod           464,065          8,575,428          1,630,941 / 1,800,000          29,351,738 / 4,162,500

Walter A. Forbes*                11,026            289,828          2,486,093 / 4,000,000          49,078,122 / 9,250,000

E. Kirk Shelton*                282,658          5,970,340          1,884,063 / 1,800,000(3)       34,687,560 / 4,162,500

Cosmo Corigliano*                     0                  0            880,207 /   600,000(4)       15,465,391 / 1,387,500

Amy N. Lipton                    57,192            917,921            815,937 /   600,000          14,096,276 / 1,387,500

-------------------
* Effective July, 28, 1998, Mr. Forbes resigned as an officer and director of the Company and Mr. Shelton resigned as a director of the Company and purported to resign as an officer of the Company. On August 27, 1998, Mr. Shelton's employment was terminated for cause by the Company. Mr. Corigliano's employment with the Company was terminated for cause on April 16, 1998. Ms. Lipton is currently in negotiations with the Company concerning the basis upon which her employment with the Company will be terminated.

(1) Based upon the closing price of the Common Stock on the NYSE on December 31, 1997, and applicable option exercise prices.

(2) On September 23, 1998, the Compensation Committee restructured approximately 25.8 million options held by Mr. Silverman as follows: (i) 33% will be cancelled, (ii) 33% will be reset to an exercise price 50% above the New Price but in no case less than $20 per share and (iii) 33% will be reset at the New Price. Although all of Mr. Silverman's options were vested, the 17.2 million options that will be repriced will now become unexercisable and will vest at 25% per year over the next four years.

(3) On August 27, 1998, 450,000 of such options were cancelled in connection with Mr. Shelton's termination.

(4) On April 16, 1998, all of such options were cancelled in connection with Mr. Corigliano's termination.

SUPPLEMENTAL COMPENSATION AND OPTION INFORMATION FOR CERTAIN KEY EXECUTIVES

SUMMARY COMPENSATION TABLE FOR CERTAIN KEY EXECUTIVES

         The following table sets forth the 1995, 1996 and 1997 cash and noncash compensation awarded to or earned by certain key executive officers of the Company (the "Key Executive Officers") for each year:

                                             SUMMARY COMPENSATION TABLE

                                           Annual Compensation(1)    Long Term Compensation (2)
                              ---------------------------------------------------------------------------------------
                                                                                       Securities
                                                                                       Underlying
                                                                       Restricted       Options/       All Other
Name and                                                             Stock Award(s)     SARs (#)      Compensation
Principal Position              Year      Salary($)      Bonus($)          ($)            (3)           ($) (1)
---------------------------------------------------------------------------------------------------------------------
Henry R. Silverman            1997          1,577,472     2,366,208         0           19,307,180             6,760
Chairman of the Board,        1996          1,501,903     2,250,000         0                    0            39,804
President and Chief           1995          1,000,000       434,000         0                    0             6,666
Executive Officer

Stephen P. Holmes             1997            499,980       299,988         0            1,025,620
Vice Chairman                 1996            417,305       215,621         0              100,000            22,903
                              1995            356,406       150,000         0              231,720             4,103
                                                                                                               3,173

Michael P. Monaco             1997            499,980       299,988         0            2,347,325            16,514
Vice Chairman and Chief       1996            105,766             0         0                    0                 0
Financial Officer             1995                  0             0         0                    0                 0


James E. Buckman              1997            499,980       299,988         0            1,075,620             6,258
Senior Executive Vice         1996            417,305       215,621         0              100,000             3,940
President and General         1995            356,406       150,000         0              231,720             3,173
Counsel

------------------------
(1) All cash compensation represents compensation paid by HFS, the Company's predecessor, prior to the Merger and compensation paid by the Company after the Merger.

(2) On September 23, 1998, the Compensation Committee approved the Senior Management Program which will modify the terms of certain options held by the Key Executive Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% will be cancelled, (b) 33% will be reset to an exercise price 50% above New Price but in no case less than $20 per share and (c) 33% will be reset at the New Price. Although all of Mr. Silverman's options were vested, the 17.2 million options that will be repriced will now become unexercised and will vest at 25% per year over the next four years. With respect to an aggregate of approximately
      10.3 million options held by the Executive Directors: (a) 25% will be cancelled, (b) 25% will be reset to an exercise price 50% above the New Price but in no case less than $20 per share; and (c) 50% will be reset at the New Price.

(3) All option information reflects option grants by HFS and the Company in 1997.

(4) Payments included in these amounts for the fiscal year ended December 31, 1997 consist of (i) HFS contributions to the Employee Savings Plan, which is a defined contribution salary reduction 401(k) plan qualified under
      Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and under a non-qualified deferred compensation plan established by HFS in 1996 ("Defined Contribution Match"); and (ii) insurance premiums paid by the Company for supplemental life insurance coverage. The payments will respect to the Defined Contribution Match and life insurance premiums were as follows:

                                                    Defined         Life
                                                  Contribution    Insurance
                                           Year     Match ($)    Premium ($)
                                          ----------------------------------
             Mr. Silverman ............   1997            0         3,910
                                          1996       35,094         4,410
                                          1995        2,310         4,356

             Mr. Holmes ...............   1997       21,468         1,435
                                          1996        2,648         1,305
                                          1995        2,310           863

             Mr. Monaco ...............   1997       14,999         1,515
                                          1996            0             0
                                          1995            0             0

             Mr. Buckman ..............   1997            0         3,045
                                          1996        2,375         1,415
                                          1995        2,310           863

OPTION GRANTS TABLE FOR CERTAIN KEY EXECUTIVES

         The following tables summarize option grants during the last fiscal year made to the Key Executive Officers.

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                            Individual Grants
                            -------------------------------------------------------------------------
                                                                                                              Grant Date
                            Number of               % of Total              Exercise                            Value
                            Securities Underlying   Options/SARs            or Base                             -----
                            Options/SARs            Granted to Employees    Price        Expiration           Grant Date
Name                        Granted(#)(1)           in Fiscal Year          ($/Sh)       Date             Present Value $(2)
----                        ------------------------------------------------------------------------------------------------
Henry R. Silverman            4,806,200(3,4,9)          6.20%                23.88       04/30/2007           56,376,724
                             14,500,980(3,5,9)         18.69%                31.375      12/17/2007          223,460,100

Stephen P. Holmes               480,620(3,4,9)          0.62%                23.88       04/30/2007            5,637,672
                                545,000(5,6,7,9)        0.70%                31.375      12/17/2007            8,398,450

Michael P. Monaco             1,441,860(3,8,9)          1.86%                25.44       01/16/2007           18,008,831
                                360,465(3,4,9)          0.46%                23.88       04/30/2007            4,228,454
                                545,000(5,6,7,9)        0.70%                31.375      12/17/2007            8,398,450

James E. Buckman                480,650(3,4,9)          0.62%                23.88       04/30/2007            5,638,024
                                595,000(5,6,7,9)        0.77%                31.375      12/17/2007            9,168,950

--------------
(1) Options granted to the Key Executive Officers expire ten years after grant. The Compensation Committee retains discretion to modify the terms of outstanding options provided that the options, as modified, do not violate the terms of the respective plan under which they were granted.

(2) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations for options granted on January 16, 1997, April 30, 1997 and December 17, 1997 each assume a risk-free rate of return of 5.6%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for all option grant dates assume a 32.5% volatility; however, there can be no assurance as to the actual volatility of the Common Stock in the future. The calculations for all grant dates also assume no dividend payout, a straight-line, and a 7.8 year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Key Executive Officer, its ultimate value will depend on the market value of the Common Stock at a future date.

(3) Options were immediately exercisable upon grant (in the case of Mr. Silverman) or (in the case of the other Key Executive Officers) became exercisable at the Effective Time.

(4) Granted April 30, 1997 by HFS. The fair market value of Common Stock on the date of grant, in accordance with the applicable stock option plan, was $20.75. At the Effective Time, each of the Key Executive Officers' options were adjusted to reflect the conversion of each share of HFS Common Stock into 2.4031 shares of the Company's Common Stock.

(5) Granted December 17, 1997. The fair market value of the Common Stock on the date of grant in accordance with the applicable stock option plan, was $31.375.

(6) Options are scheduled to vest and become exercisable in yearly increments of 25%, commencing on January 1, 1999.

(7) The vesting of these options also accelerates under certain circumstances (including a change of control of the Company occurring after the Effective Time) under the terms of the Key Executive Officers' respective employment agreements. See "Employment Contracts and Termination, Severance and Change of Control Arrangements."

(8) Granted January 16, 1997. The fair market value of Common Stock on the date of grant, in accordance with the applicable stock option plan, was $26.125. At the Effective Time, Mr. Monaco's options were adjusted to reflect the conversion of each share of HFS Common Stock into 2.4031 shares of the Company's Common Stock.

(9) On September 23, 1998, the Compensation Committee approved the Senior Management Program which will modify the terms of certain options held by the Key Executive Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% will be cancelled, (b) 33% will be reset to an exercise price 50% above New Price but in no case less than $20 per share and (c) 33% will be reset at the New Price. Although all of Mr. Silverman's options were vested, the 17.2 million options that will be repriced will now become unexercised and will vest at 25% per year over the next four years. With respect to an aggregate of approximately
      10.3 million options held by the Executive Directors: (a) 25% will be cancelled, (b) 25% will be reset to an exercise price 50% above the New Price but in no case less than $20 per share and (c) 50% will be reset at the New Price.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE FOR CERTAIN KEY EXECUTIVES

         The following table summarizes the exercise of options by the Key Executive Officers during the last fiscal year and the value of unexercised options held by such executives as of the end of such fiscal year.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST

                                          FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                      Number of Securities         Value of Unexercised
                                                                     Underlying Unexercised            In-the-Money
                            Shares Acquired                               Options/SARs                 Options/SARs
                              On Exercise       Value Realized           at FY-End (#)             at FY-End ($) (2) (3)
           Name                 (#) (1)            ($) (1)         Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Henry R. Silverman             1,123,449         27,058,239          46,300,002 /       0        832,972,289 /         0

Stephen P. Holmes                350,853          8,241,128           2,542,481 / 545,000         60,036,877 / 1,260,312

Michael P. Monaco                      0                  0           1,802,325 / 545,000         15,427,000 / 1,260,312

James E. Buckman                 243,194          5,866,035           2,660,713 / 595,000         63,175,048 / 1,375,937

-------------------
(1)   Represents the exercise of HFS options prior to the Merger.

(2) Based upon the closing price of the Common Stock on the NYSE on December 31, 1997, and applicable exercise prices.

(3) On September 23, 1998, the Compensation Committee approved the Senior Management Program which will modify the terms of certain options held by the Key Executive Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% will be cancelled, (b) 33% will be reset to an exercise price 50% above New Price but in no case less than $20 per share and (c) 33% will be reset at the New Price. Although all of Mr. Silverman's options were vested, the 17.2 million options that will be repriced will now become unexercised and will vest at 25% per year over the next four years. With respect to an aggregate of approximately
      10.3 million options held by the Executive Directors: (a) 25% will be cancelled, (b) 25% will be reset to an exercise price 50% above the New Price but in no case less than $20 per share; and (c) 50% will be reset at the New Price.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
ARRANGEMENTS

         Each Named Executive Officer is and/or was employed by the Company pursuant to a written employment agreement.

         Walter A. Forbes. From December 17, 1997 to July 28, 1998, Mr. Forbes served as Chairman of the Board pursuant to an amended and restated employment agreement (the "Forbes Employment Agreement"), which became effective at the Effective Time and replaced and superseded his former employment agreement (the "Old Forbes Employment Agreement"). Under the Forbes Employment Agreement, Mr. Forbes was to be employed for a five-year period (the "Period of Employment"), beginning on the Effective Time, which term would have be extended automatically on each anniversary of the Effective Time for an additional year unless either the Company or Mr. Forbes gave written notice that the Period of Employment would end at the end of the then-existing Period of Employment. During the Period of Employment through December 31, 1999, Mr. Forbes was to serve as Chairman of the Board and as Chairman of the Executive Committee, and from and after January 1, 2000, as President and Chief Executive Officer. During the Period of Employment, Mr. Forbes was to be paid an annual base salary of not less than $1,250,000 and an annual bonus equal to the lesser of
(i) 0.75% of the Company's "EBITDA" (as defined in the Old Forbes Employment Agreement) or (ii) 100% of his annual base salary. Under the Forbes Employment Agreement, at the Effective Time, Mr. Forbes received a grant of stock options with respect to four million shares of Common Stock with an exercise price equal to $31.375 per share, vesting in three equal installments on each of the first three anniversaries of the Effective Time. Mr. Forbes was eligible to participate in the Company's other compensation and employee benefit plans or programs, and to receive perquisites no less favorable than those provided to the Chief Executive Officer of the Company (or, at such times as Mr. Forbes served as Chief Executive Officer, those provided to the Chairman of the Board).

         The Forbes Employment Agreement provided for the continuation of certain provisions of the Old Forbes Employment

Agreement, including an arrangement for split dollar life insurance; provisions for death, disability and retirement; certain restrictive covenants, including a covenant not to compete with the Company; and a provision that, in the event of a "Change of Control" (as defined in the Old Forbes Employment Agreement), all then unvested stock options and restricted stock held by Mr. Forbes would have vested. The arrangement for split dollar life insurance provided that the Company is to pay premiums of approximately $538,000 per year until Mr. Forbes reaches the age of 60.

         Pursuant to the separation agreement entered into on July 28, 1998, between the Company and Mr. Forbes, Mr. Forbes' resignation of his positions with the Company was deemed to be a termination of his employment with the Company without cause. Accordingly, under the Forbes Employment Agreement, the Company was obligated to pay Mr. Forbes $25,000,000 in cash, and grant him stock options to acquire Common Stock having a Black-Scholes value of $12,500,000 (such options were fully vested upon grant and will remain exercisable for their term notwithstanding the termination of Mr. Forbes' employment). In addition, under the Forbes Employment Agreement, as a result of his resignation then unvested stock options and restricted stock held by Mr. Forbes vested and his stock options will remain exercisable for the remainder of their terms.

         Under the Forbes Employment Agreement, upon termination of Mr. Forbes' employment on July 28, 1998, in addition to the payments described in the preceding paragraph, Mr. Forbes received $10,000,000 as a cash retirement benefit, together with $753,205 in respect of earned but unpaid base salary and incentive compensation awards on a pro rata basis for 1998; all then unpaid premiums with respect to the split dollar life insurance maintained on his behalf by the Company were contributed to an escrow agent; and health and welfare benefits for Mr. Forbes and his spouse continue for five years. These benefits would have been payable to Mr. Forbes upon termination of his employment following consummation of the Merger under the Old Forbes Employment Agreement.

         The Forbes Employment Agreement provided that Mr. Forbes would be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the agreement.

         In addition, pursuant to his separation agreement with the Company, the Company provided a limited release for Mr. Forbes from liability to the Company relating to the Accounting Issues which release is predicated on representations by Mr. Forbes to the Company that Mr. Forbes has no knowledge of or participation in the Accounting Issues. The Company retains the right to bring, or to assert, any other claims or causes of action against Mr. Forbes.

         Henry R. Silverman. Mr. Silverman serves as President and Chief Executive Officer of the Company pursuant to an amendment (the "Silverman Amendment") to the employment agreement between HFS and Mr. Silverman, as amended and restated as of June 30, 1996 and further amended as of January 27, 1997 (the "Silverman Employment Agreement"), which amendment became effective at the Effective Time.

         The Silverman Amendment provides for the employment of Mr. Silverman by the Company from and after the consummation of the Merger. The Silverman Amendment provides that Mr. Silverman will be employed for the Period of Employment, which term will be extended automatically on each anniversary of December 17, 1997 (the "Closing Date") for an additional year unless either the Company or Mr. Silverman gives written notice that the Period of Employment will end at the end of the then-existing Period of Employment. During the Period of Employment through December 31, 1999, Mr. Silverman was to serve as President and Chief Executive Officer of the Company, and thereafter to serve as Chairman of the Board and Chairman of the Executive Committee of the Company. However, as of July 28, 1998, Mr. Silverman was also appointed Chairman of the Board of the Company.

         The Silverman Employment Agreement provides for Mr. Silverman to receive an annual base salary of not less than $1,500,000 and an annual bonus equal to the lesser of (i) 0.75% of the Company's "EBITDA" (as defined in the Silverman Employment Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary. Under the Silverman Employment Agreement, upon the occurrence of the Change of Control (as defined in the Silverman Employment Agreement) in which shareholders receive consideration substantially in the form of stock or other equity securities, Mr. Silverman would receive a lump sum amount, payable, in the case of the Merger, in cash or shares of Common Stock, equal to the value of any such options that have not yet been granted (the "Remaining Options"). The Merger constituted a Change of Control giving rise to such payment under the Silverman Employment Agreement. In consideration of Mr. Silverman's waiver of his right to such payment, the Silverman Amendment provided for the grant of options to acquire 14,500,000 shares of Common Stock. In addition, the Silverman Amendment contains a provision consistent with the Silverman Employment Agreement that, in the event of a Change of Control other than the Merger, Mr. Silverman would receive, in cancellation of any such options then held, cash in an amount (or in certain stock transactions, stock or other equity securities having a value) equal to the value of such options, if that value were to exceed the excess of the aggregate value of the underlying shares over the aggregate exercise price under the options.

         The Silverman Amendment provides that if Mr. Silverman resigns his employment in connection with a breach by the Company of the Silverman Agreement (as amended by the Silverman Amendment), or if he is terminated by the Company without Cause (as defined below), he will be entitled to receive a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus 0.75% of "EBITDA" (as defined in the Silverman Employment Agreement) for the 12 months preceding the date of termination, times (ii) the number of years and partial years remaining in the Period of Employment. In addition, Mr. Silverman would be entitled to continued health and welfare benefits during the remaining Period of Employment and the vesting of any options and restricted stock. Under the Silverman Amendment, if the Company were to fail to comply with the requirement that Mr. Silverman serve as Chairman of the Board and Chairman of the Executive Committee of the Company from and after January 1, 2000 for any reason other than Mr. Silverman's death, disability or resignation, or if Mr. Silverman's employment is terminated before January 1, 2002 by the Company other than for Cause or by Mr. Silverman in connection with a breach by the Company of the Silverman Employment Agreement (as amended by the Silverman Amendment), the Company has agreed to pay Mr. Silverman $25,000,000 in cash, and grant him stock options to acquire Common Stock having a Black-Scholes value $12,500,000 (such options to be fully vested upon grant and to remain exercisable for their term notwithstanding the termination of Mr. Silverman's employment). For these purposes, "Cause" means (i) the willful and continued failure by Mr. Silverman substantially to perform his duties under the Silverman Employment Agreement (as amended by the Silverman Amendment) (other than any such failure resulting from Mr. Silverman's incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company, as finally determined through arbitration or final judgment of a court of competent jurisdiction (which arbitration or judgment, due to the passage of time or otherwise, is not subject to further appeal); or
(iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

         The Silverman Amendment further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the Silverman Employment Agreement (as amended by the Silverman Amendment) and other compensation and benefit arrangements.

         Messrs. Shelton, McLeod, Corigliano and Ms. Lipton. At the Effective Time, the Company entered into employment arrangements with Messrs. Shelton, McLeod and Corigliano, and Ms. Lipton (such agreements, respectively, the "New Shelton Employment Agreement," the "New McLeod Employment Agreement," the "New Corigliano Employment Agreement," and the "New Lipton Employment Agreement," and collectively, the "New Employment Agreements"). Like the Forbes Employment Agreement, each New Employment Agreement with the Company became effective at the Effective Time and replaced and superseded the executive's prior employment agreement with the Company upon the consummation of the Merger, and provides for a Period of Employment beginning on the Closing Date with automatic one-year extensions unless a notice of nonrenewal is given.

         Each New Employment Agreement specifies the position and duties of the executive during the Period of Employment. Mr. Shelton was to serve as Vice Chairman of the Company, and President and Chief Executive Officer of its Cendant Membership Services, Inc. subsidiary. Mr. McLeod will serve as Vice Chairman of the Company and President of its Cendant Software subsidiary. Mr. Corigliano was to serve as Chief Financial Officer of Cendant Membership Services, Inc. through December 31, 1999, and thereafter, as Chief Financial Officer of the Company. Ms. Lipton was to serve as General Counsel of Cendant Membership Services, Inc. and Deputy General Counsel of the Company through December 31, 1999, and thereafter as General Counsel of the Company. Effective as of July 28, 1998, Mr. Shelton resigned as a director of the Company and purported to resign as an officer of the Company. On August 27, 1998, Mr. Shelton's employment was terminated for cause by the Company. On April 16, 1998, Mr. Corigliano's employment with the Company was terminated for cause by the Company. Ms. Lipton is currently in negotiations with the Company concerning the basis upon which her employment with the Company will be terminated.

         Each New Employment Agreement specifies the compensation and benefits provided to the executive during the respective Period of Employment. Mr. Shelton would have been, and Mr. McLeod will be, paid annual base salaries of not less then $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000; they each received a grant of stock options with respect to 1.8 million shares of Common Stock with an exercise price equal to $31.375 per share at the Effective Time, vesting in four equal installments on each of the first four anniversaries of the Closing Date. Mr. Corigliano would have been, and Ms. Lipton would have been, paid annual base salaries of not less than $300,000, and would have been eligible for an annual bonus based on a target bonus of $200,000 and $150,000, respectively; they each received a grant of stock options with respect to 600,000 shares of Common Stock on the same terms and conditions as the grants to Messrs. Shelton and McLeod. The New Employment Agreements provided that all four executives would have been eligible to participate in all of the Company's other compensation and employee benefit plans or programs.

         The New Employment Agreements provide for continuation of certain provisions of the executive's respective corresponding prior employment agreements, including the arrangement with respect to split dollar life insurance for Messrs. Shelton and McLeod which requires the Company to pay premiums of approximately $270,000 per year for each of Messrs. Shelton and McLeod until they reach the age of 60; provisions for death, disability and retirement; certain restrictive covenants, including a covenant not to compete with the Company; and certain provisions entitling the executives to certain benefits upon a Change of Control (as defined in the applicable agreement), which provisions have been amended in the New Employment Agreements to refer to any Change of Control other than in connection with the Merger. Under these amended Change of Control provisions, in the event of a Change of Control (other than the Merger) all then-unvested stock options and restricted stock held by each of the four executives would have vested.

         Each New Employment Agreement provides for certain payments in the event of termination of the executive's employment under various circumstances. The New Shelton Employment Agreement provided that if, before January 1, 2002, Mr. Shelton's employment were to be terminated by the Company other than for Cause (as defined below) or by Mr. Shelton in a Constructive Discharge (as defined below), the Company agreed to pay Mr. Shelton $12,500,000 in cash, and grant him stock options to acquire Common Stock having a Black-Scholes value of $7,500,000 (such options to be fully vested upon grant and to remain exercisable for their term notwithstanding the termination of Mr. Shelton's employment). In addition, if Mr. Shelton's employment were to be terminated by the Company other than for Cause or by Mr. Shelton in a Constructive Discharge, regardless of when such termination occurs, or if Mr. Shelton were to resign for any reason, he would have been entitled to receive a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher) plus any earned but unpaid base salary and incentive compensation, and his benefits and perquisites would continue 36 months. In the case of a termination without Cause or a Constructive Discharge, all stock options and restricted stock previously granted to him would vest; in the case of a resignation, any options and restricted stock that would have vested in the 36 months following such resignation would have vested. For these purposes, Cause and Constructive Discharge are defined in substantially the same manner as in the Forbes Employment Agreement, except that Mr. Shelton would have also been considered to have grounds for Constructive Discharge if Mr. Forbes' employment was terminated by either the Company or Mr. Forbes for any reason before January 1, 2002; if the Company failed to maintain Mr. Forbes as Chief Executive Officer of the Company for the whole of the years 2000 and 2001; if Mr. Shelton fails to be assigned, from and after January 1, 2000, duties and responsibilities with respect to the Company that are substantially the same as Mr. Shelton's prior duties and responsibilities with respect to the operations of the Company; or any individual other than Mr. Shelton, Mr. Forbes or, prior to January 1, 2000, Mr. Silverman was appointed President or Chief Operating Officer of the Company or to any other position reporting directly to the Chief Executive Officer of the Company, which position has a rank or status higher than that of Mr. Shelton's.

         The New McLeod Employment Agreement provides that if Mr. McLeod's employment were to be terminated by the Company other than for Cause or by Mr. McLeod in a Constructive Discharge, or if Mr. McLeod were to resign for any reason, he would be entitled to receive a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he received for any of the three preceding years (or $520,000, if higher), plus any earned but unpaid base salary and incentive compensation, and his benefits and perquisites for would continue for 36 months. In addition, all stock options and restricted stock previously granted to him would vest. For these purposes, Cause and Constructive Discharge are defined in the same manner as in the Forbes Employment Agreement.

         The New Corigliano Employment Agreement and the New Lipton Employment Agreement contained substantially similar severance provisions as the New McLeod Employment Agreement with multiples of base salary and bonus ranging from 200% to 500% becoming payable, depending upon the circumstances giving rise to the termination, and providing for vesting of stock awards, and continuation of benefits for a specified period of up to 60 months.

         Each of the New Employment Agreements further provides that the executive will be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the agreement.

         As described above, the New Employment Agreements replaced and superseded the corresponding employment agreements at the Effective Time. These prior employment agreements contained, among other things, provisions under which, as a result of the consummation of the Merger, each of the executives would have been entitled to terminate his or her own employment and receive specified severance benefits, if he or she had not entered into a New Employment Agreement.

         Messrs. Monaco, Holmes and Buckman. At the Effective Time, the Company entered into new employment agreements with Messrs. Monaco, Holmes and Buckman (such agreements, respectively, the "New Monaco Employment Agreement," the "New Holmes Employment Agreement" and the "New Buckman Employment Agreement," and collectively, the "New Cendant Employment Agreements"). Like the New Employment Agreements, each New Cendant Employment Agreement became effective at the Effective Time and replaced and superseded the executive's employment agreement with HFS upon the consummation of the Merger, and provides for a Period of Employment beginning on the Closing Date with automatic one-year extensions unless a notice of nonrenewal is given.

         Each New Cendant Employment Agreement specifies the position and duties of the executive during the Period of Employment. Mr. Monaco will serve as Vice Chairman and Chief Financial Officer of the Company. Mr. Holmes will serve as Vice Chairman of the Company. Mr. Buckman will serve as Senior Executive Vice President and General Counsel of the Company.

         Each New Cendant Employment Agreement specifies the compensation and benefits provided to the executive during the Period of Employment. Messrs. Monaco and Holmes will be paid annual base salaries of not less that $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000; they each received a grant of stock options with respect to 545,000 shares of Common Stock with an exercise price equal to $31.375 per share at the Effective Time, vesting in four equal installments on each of the first four anniversaries of the Closing Date. Mr. Buckman will be paid an annual base salary of not less than $500,000, and will be eligible for an annual bonus based on a target bonus of $500,000; he received a grant of stock options with respect to 595,000 shares of Common Stock with an exercise price equal to $31.375 per share at the Effective Time, vesting in four equal installments on each of the first four anniversaries of the Closing Date. All three executives will be eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive specified perquisites.

         The New Cendant Employment Agreements contain certain provisions that are substantially the same as the corresponding provisions in the New Employment Agreements, including provisions for death, disability and retirement; certain restrictive covenants, including a covenant not to compete with the Company; and a provision that in the event of a Change of Control all then-unvested stock options held by each of the executives would vest.

         Each New Cendant employment Agreement provides for certain payments in the event of termination of the executive's employment under various circumstances, consisting of a lump sum in cash equal to a multiple ranging from 300% to 500% (or, in the case of Mr. Buckman, 200% to 400%) of the sum of
(i) his annual base salary and (ii) the highest annual bonus he received for any of the three preceding years, or $520,000, if higher ($500,000 in the case of Mr. Buckman), plus any earned but unpaid base salary and incentive compensation. In addition, the executive's benefits and perquisites would continue for a specified period and all then-unvested stock options held by him would vest.

         For purposes of the New Cendant Employment Agreements, Cause and Constructive Discharge are defined in substantially the same manner as in the New Forbes Employment Agreement, except that (i) the "relocation" basis for Constructive Discharge is triggered by a relocation more than 15 miles from the city limits of Parsippany, New Jersey, and (ii) the executives will also be considered to have grounds for Constructive Discharge if Mr. Silverman's employment is terminated by either the Company or Mr. Silverman for any reason before January 1, 2001 or if the Company fails to maintain Mr. Silverman as Chairman of the Board and Executive Committee of the Company for the whole of the year 2000.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following compensation committee report on executive compensation and performance graph shall not be incorporated by reference into any such filings.

                  PRE-MERGER COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

COMPENSATION PROCESS

         This is a report submitted by the four member Pre-Merger Compensation Committee of the Board of Directors addressing the Company's compensation policies for 1997 as they affected the Named Executive Officers (other than Mr. Silverman). Decisions on compensation during 1997 of the Company's Named Executive Officers (other than Mr. Silverman) were made by the Pre-Merger Compensation Committee. The Pre-Merger Compensation Committee members were all Non-Employee Directors who have considerable experience by way of service on other Boards of Directors; several members have served on compensation committees of other corporations. The full Board reviewed all decisions of the Pre-Merger Compensation Committee relating to the compensation of the Company's executive officers prior to the Effective Time, except for decisions about awards under certain of the Company's stock-based compensation plans, which were made solely by the Pre-Merger Compensation Committee pursuant to the terms of such plans.

         As noted above, at the Effective Time, the Company changed its fiscal year end from year ended January 31 to year ended December 31. All references in this Pre-Merger Compensation Committee Report to "1997" shall refer to the fiscal year ended December 31, 1997; "1996" shall refer to the fiscal year ended January 31, 1997; all references to "1995" shall refer to the fiscal year ended January 31, 1996, and so forth.

         Also, at the Effective Time, Mr. Forbes ceased serving as the Company's Chief Executive Officer and Mr. Silverman then began serving as such. From the Effective Time until July 28, 1998, Mr. Forbes served as Chairman of the Company's Board of Directors and also served as Chairman of the Post-Merger Executive Committee. On July 28, 1998, Mr. Forbes resigned from each of his various positions within the Company and Mr. Silverman became Chairman of the Board and serves as Chairman of the Executive Committee as well as continuing as President and Chief Executive Officer of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES

         The Pre-Merger Compensation Committee's executive officer compensation philosophy and objectives were designed to provide competitive levels of compensation that linked pay with the Company's annual and long-term performance goals, rewarded executive officers for above-average corporate performance, recognized individual initiative and achievements, and assisted the Company in attracting and retaining qualified executives. The Pre-Merger Compensation Committee sought to provide compensation fair and equitable to both the employee and the Company.

         The Pre-Merger Compensation Committee members believe that stock ownership by management is beneficial in aligning management's and shareholders' interests in enhancing shareholder value; therefore, the Pre-Merger Compensation Committee included a stock-based element in the Company's compensation packages for its executive officers, although the Pre-Merger Compensation Committee did not have specific target ownership levels for Company equity holdings by executives.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, precludes a public corporation from taking a tax deduction for certain compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. This limitation, however, does not apply to certain performance-based compensation.

         Based on regulations issued by the Internal Revenue Service ("IRS") on December 20, 1995 to implement Section 162(m), including detailed descriptions of what constitutes performance-based compensation under Section 162(m) with respect to stock option grants, the Company will not be precluded as a result of Section 162(m) of the Code from deducting compensation expense derived in 1997 pursuant to the exercise of stock option grants under the Company's 1987 Stock Option Plan by the Named Executive Officers, because these stock options were granted under and pursuant to a performance-based plan. The Company will be precluded, however, from deducting a portion of the cash compensation (salary and bonus) paid in 1997 to certain of its executive officers and certain expenses derived in 1997 pursuant to the exercises of stock options granted other than under the 1987 Stock Option Plan by certain of such executive officers. Also, compensation expense arising out of the vesting during 1997 (upon the Effective Time) of restricted stock held by certain of the Named Executive Officers does not qualify for tax deductibility.

         The Pre-Merger Compensation Committee is aware of and has taken into account the deduction limits under Section 162(m) when making executive compensation decisions.

         The Company anticipates that the compensation philosophy and objectives of the New Compensation Committee will not differ materially from the philosophy and objectives of the Pre-Merger Compensation Committee.

COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

         The three primary components of executive officer compensation have been:

-        Base Salary
-        Annual Bonus
-        Equity-Based Compensation

         These three elements were structured by the Pre-Merger Compensation Committee to provide the Company's executive officers with levels of total compensation consistent with the Pre-Merger Compensation Committee's executive officer compensation philosophy and objectives described above.

         The Company does not anticipate that the Compensation Committee will materially change the primary components of executive officer compensation.

BASE SALARY

         The Company's executive officer salary levels were subjectively determined by the Pre-Merger Compensation Committee based on the experience of the Pre-Merger Compensation Committee members and were intended to be consistent with competitive practices and the executive's level of responsibility, professional qualifications, business experience, expertise and their resultant combined value to the Company's performance and growth (with salary increases reflecting competitive and economic trends, the overall financial performance of the Company and the performance of the individual executive). Salary levels for the Company's executive officers have generally been determined annually. The Pre-Merger Compensation Committee, in calculating the executive officer's annual salary for each year, has taken into consideration the base salary previously paid to such executive officer and the responsibilities assigned to such executive.

         The Pre-Merger Compensation Committee has attempted to keep the Company's executive officer salary increases as low as possible, preferring to emphasize the importance of the annual bonus and equity-based compensation aspects of an executive's compensation when considering an increase in overall compensation, which accords with the Pre-Merger Compensation Committee's policy of trying to integrate executive pay with the performance of the Company on an annual and long-term basis. These limitations on salary increases are tied to the Company's policy of emphasizing the incentive-based components of total compensation of executive officers. Factors considered in gauging the Company's overall financial performance include the Company's revenues and profits. Base salary paid to each of the Named Executive Officers (other than Mr. Silverman) during 1997 was determined by the Pre-Merger Compensation Committee and the Board in January 1997.

ANNUAL BONUS

         Annual bonus amounts paid to each of the Company's executive officers (other than those individuals who became executive officers at the Effective
Time) have been determined by the Pre-Merger Compensation Committee. Factors taken into account in awarding annual bonuses are described below. Although annual bonuses generally are not set within a specified percentage range of base salary, they generally do not exceed 100% of the base salary. For the Named Executive Officers, bonuses averaged approximately 47% of their 1997 total salary and bonus compensation. Annual bonuses paid to each of the Company's executive officers during 1997 were determined by the Pre-Merger Compensation Committee and the Board in 1997.

EQUITY-BASED COMPENSATION

         Stock options are periodically granted to the Company's executive officers under the Company's 1987 Stock Option Plan, the 1997 Stock Incentive Plan and the 1997 Stock Option Plan, and grants of restricted stock have been made to the Company's executive officers (other than those individuals who became executive officers at the Effective Time) under the Company's 1989 Restricted Stock Plan twice during the past ten years. No specific formulas or executive officer stock ownership targets are used in determining stock option or restricted stock grants, which are made to encourage executives to retain stock-based incentives and to enhance the importance of aligning their interests with those of the Company and its shareholders, as ownership of stock options and restricted stock rewards executives as well as shareholders as the price of the Common Stock increases. Factors taken into account in awarding stock options and shares of restricted stock have generally been the same as those used in awarding annual bonuses and are described below. The numbers of options and shares of restricted stock previously awarded to and held by executive officers and the expected contribution of such executives to the Company's future performance were also reviewed in determining the size of current option grants.

         The number of stock options granted to the Company's executive officers during 1997 was determined by the Pre-Merger Compensation Committee in April and May 1997 (for executive officers other than those individuals who became executive officers at the Effective Time). In awarding options to the Named Executive Officers at the Effective Time, the Pre-Merger Compensation Committee also considered the Named Executive Officers' efforts in negotiating and consummating the Merger and the responsibilities the Named Executives Officers would have with respect to the merged entity, a larger and more diversified company than CUC.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE OFFICER COMPENSATION

         The factors which the Pre-Merger Compensation Committee considered in awarding annual bonuses and equity-based compensation have been based on the Company's performance and the individual executive officer's performance. The evaluation of these factors has been largely subjective and based on the Pre-Merger Compensation Committee's substantial knowledge of the Company, familiarity with the Company's objectives and strategy, and long-term working relationship with the Company's executive officers. Factors considered have included: (1) the Company's targeted versus actual annual operating budget; (2) the individual executive officer's ability to undertake special projects, facilitate strategic acquisitions and (in the case of certain of these executive officers) develop new distribution channels for the Company's products; (3) the Company's after-tax earnings-per-share growth over the last fiscal year; and (4) the Company's compound annual rate of total shareholder return over the last five fiscal years. The Pre-Merger Compensation Committee did not use any specific formulas or weightings in considering any of these factors.

TARGETED VERSUS ACTUAL OPERATING BUDGET

         Targeted versus actual operating performance has been a major factor used to determine the extent to which annual bonuses were paid and awards made under the Company's stock-based compensation plans to the Company's executive officers (other than those individuals who became executive officers at the Effective Time). The performance of individual executive officers has generally been reviewed either as to the Company as a whole, or, for those executives in charge of an operating unit, as to such executive's particular operating unit. Performance targets have been based on business plans developed by the Company's management and approved by the Board at the start of each fiscal year. In developing these business plans, the Pre-Merger Compensation Committee considered the challenges posed by integrating the business of any recently acquired subsidiaries, divisions or businesses and expanding the Company's mix of services and distribution channels.

         In determining annual bonus and stock-based compensation for the Named Executive Officers in 1997 (other than Mr. Silverman) the Pre-Merger Compensation Committee reviewed, among other things, targeted versus actual operating performance in 1997, and noted that, in virtually all cases, targeted goals were either met or exceeded.

SPECIAL PROJECTS; STRATEGIC ACQUISITIONS; NEW DISTRIBUTION CHANNELS AND RESPONSIVENESS TO EVOLVING MARKET CONDITIONS

         The Pre-Merger Compensation Committee took into account the executive officers' (other than Mr. Silverman's) performance in special projects undertaken during the past year, contribution to strategic acquisitions and alliances and development of new distribution channels for the Company's products. The Pre-Merger Compensation Committee evaluated the executive officers' ability to exploit new opportunities and respond quickly to evolving marketplace conditions.

         In determining annual bonus and stock-based compensation for executive officers in 1997, the Pre-Merger Compensation Committee noted particularly the Company's acquisitions of Davidson & Associates, Inc., Sierra On-Line, Inc. and Ideon Group, Inc. in 1996; the 1996 expansion of offerings available from the Company to Internet shoppers; the rapid growth in 1996 of the Company's innovative Transfer Plus program (which links consumers to a Company service for which they have an affinity); the successful launch in 1996 of the Entertainment Gold Awards program; and expansion of the Company's international business through new partnerships with major European banks, the renegotiation of the Company's Japanese license; the launch of the Company's Global Refund memberships and the rapid growth, generally, of international memberships. The Pre-Merger Compensation Committee also took notice of the following significant events which took place in 1997 and through the date of determination of the executive officer's annual bonus or stock option award, as the case may be: the Company's acquisition of Knowledge Adventure, Inc. and Berkeley Systems, Incorporated (each a subsidiary of Cendant Software Corporation); and certain acquisitions in the heritage products and interactive personal introduction areas.

AFTER-TAX EARNINGS-PER-SHARE GROWTH*

         In addition, the Pre-Merger Compensation Committee considered the growth in after-tax earnings per share of Common Stock in determining the annual bonus and stock-based portions of executive officer compensation.

         In determining annual bonus and stock-based compensation for executive officers in 1997 (other than those individuals who became executive officers at the Effective time), the Pre-Merger Compensation Committee noted that, before one-time charges, after-tax earnings per share of Common Stock were $.70 in the most recently completed full fiscal year of the Company at the time of such determination (1996), as compared to $.53 per share in the Company's prior completed fiscal year (1995).

COMPOUND RATE OF TOTAL SHAREHOLDER RETURN

         Another consideration in determining the annual bonus and stock-based portions of executive officer compensation is the compound rate of total shareholder return over the last five years. Compound rate of total shareholder return is determined by comparing the average market value of a share of Common Stock in the first year of the five-year period with the average market value of a share of Common Stock in the last year of the period.

         In determining annual bonus and stock-based compensation for executive officers in 1997, the Pre-Merger Compensation Committee noted the increase of the average market value of a share of the Common Stock to an average of $23.70 in 1996, the most recently completed full fiscal year of the Company at the time of such determination, from an average of $6.69 in 1992, an increase of 254%.

         The Company anticipates that the New Compensation Committee's view on the relationship of corporate performance to executive officer compensation will not differ materially from the view of the Pre-Merger Compensation Committee on this matter.

1997 COMPENSATION OF CHIEF EXECUTIVE OFFICER

         As noted above, Mr. Forbes was Chief Executive Officer of the Company until the Effective Time, at which time Mr. Silverman became Chief Executive Officer. In addition to the factors mentioned above, the Pre-Merger Compensation Committee's general approach in setting Mr. Forbes' annual compensation was to reward Mr. Forbes' strategic management abilities in spearheading the Company's global expansion efforts and its development and exploitation of new distribution channels and technologies.

         Mr. Forbes' annual salary increase in 1997 (from $757,228 in 1996 to $782,773 in 1997) was based primarily on the Company's overall performance generally and Mr. Forbes' performance in 1996. Specifically, in determining Mr. Forbes' annual salary for 1997, the Pre-Merger Compensation Committee considered Mr. Forbes' qualifications, experience and expertise and his responsibilities as Chief Executive Officer in overseeing the Company's acquisitions and growing interactive and international activities, as well as the Company's overall business and performance.

--------------
* The earnings per share information has not been adjusted to reflect the restatement of such earnings as a result of the Accounting Issues. See the Company's Annual Report on form 10-K/A for the year ending December 31, 1997 for a restatement of the Company's financial statements for 1997, 1996 and 1995.

The annual bonus paid to Mr. Forbes during 1997 ($780,000) was largely based on the Pre-Merger Compensation Committee's subjective evaluation of Mr. Forbes' performance and the performance of the Company during 1997 and through the date of determination of Mr. Forbes' annual bonus. Specifically, in determining Mr. Forbes' annual bonus during 1997, the Pre-Merger Compensation Committee noted the Company's acquisitions of Davidson & Associates, Inc., Sierra On-Line, Inc. and Ideon Group, Inc. in 1996; the 1996 expansion of offerings available from the Company to Internet shoppers; the rapid growth in 1996 of the Company's Transfer Plus program; the successful launch in 1996 of the Entertainment Gold Awards program; and the expansion of the Company's international business through new partnerships with major European banks, the renegotiation of the Company's Japanese license, the launch of the Company's Europe Tax-Free Shopping memberships and the rapid growth, generally, of international memberships. The Pre-Merger Compensation Committee also considered the performance of the Common Stock, which the Pre-Merger Compensation Committee believes reflects Mr. Forbes' significant contribution. In assessing the Company's overall performance to determine Mr. Forbes' annual bonus, the Pre-Merger Compensation Committee considered all of the factors above but did not use any specific formulas or weightings in considering any of the factors.

         The awards to Mr. Forbes during 1997 of stock options to acquire an aggregate of 4,400,000 shares of Common Stock were also largely based on the Pre-Merger Compensation Committee's subjective evaluation of Mr. Forbes' performance and the performance of the Company during 1996 and through the dates of determination of Mr. Forbes' stock option grants. In awarding options to Mr. Forbes at the Effective Time, the Pre-Merger Compensation Committee also considered Mr. Forbes' efforts in negotiating and consummating the Merger and the responsibilities Mr. Forbes would have with respect to the merged entity, a larger and more diversified company than CUC.

         In addition to the factors discussed in the preceding paragraphs, which the Pre-Merger Compensation Committee took into account when determining Mr. Forbes' stock option awards, the Pre-Merger Compensation Committee also considered Mr. Forbes' performance and an informal comparison by Pre-Merger Compensation Committee members of his overall compensation package relative to that of other chief executives of publicly-traded corporations of which the Pre-Merger Compensation Committee members are aware, including through their experience by way of service on other Boards of Directors and through their knowledge of public information (although no particular corporations were identified for comparative purposes by the Pre-Merger Compensation Committee as a whole). This grant epitomizes the Pre-Merger Compensation Committee's compensation philosophy and objectives by promoting management retention while further aligning shareholders' and management's interest in the performance of the Company's Common Stock.

                     The Pre-Merger Compensation Committee

                          Robert P. Rittereiser, Chair

                    Bartlett Burnap       Stephen A. Greyser

                            Stanley M. Rumbough, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Directors Barlett Burnap, Stephen A. Greyser, Robert P. Rittereiser (Chairman) and Stanley M. Rumbough, Jr. served on the Pre-Merger Compensation Committee of the Company. Messrs. Burnap, Greyser, Rittereiser and Rumbough were not employees of the Company during 1997 or before. Directors Robert F. Smith (Chairman), Anthony Petrello, Leonard Schutzman and Robert T. Tucker served on the Post-Merger Compensation Committee of the Company. Messrs. Smith, Petrello and Schutzman were not employees of the Company during 1997 or before. From the Effective Time until July 28, 1998, Mr. Tucker served as a Vice Chairman and Secretary of the Company. During 1997, Mr. Tucker provided legal services to the Company for which he received aggregate compensation of $181,240.

PERFORMANCE GRAPH

         The following graph assumes $100 invested on December 31, 1992, and compares (a) the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the five years commencing on the last trading day before January 1, 1993, and ending on December 31, 1997, and (B) the difference between the Company's share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with (b) (i) the Standard & Poor's 500 Index (the "S&P 500 Index"), (ii) the Standard & Poor's Services (Commercial & Consumer) Index (the "S&P SVCS Index"), and (iii) a Peer Group Index. The Peer Group consists of H&R Block, Inc.; CPI Corporation; Metromedia International Group, Inc. (formerly The Actava Group. Inc. and prior to that Fuqua Industries, Inc.); Rollins, Incorporated; Service Corporation International (all of which comprise the Dow Jones Consumer Services Non-Cyclical Index) and, for the period prior to its acquisition in 1996 by the Company, Ideon Group, Inc. (formerly SafeCard Services, Inc.), and is weighted by market capitalization. Stock prices are adjusted for stock splits and stock dividends. The Company is changing the comparison of the Common Stock performance from the Peer Group to the S&P SVCS Index as a result of the Merger and the composition of the Company's business units resulting therefrom.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG CENDANT CORPORATION, THE S&P 500 INDEX,
                      THE S&P SVCS INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATAPOINTS USED IN PRINTED GRAPHIC

             Cendant**     S&P 500 Index    S&P SVCS Index     Peer Group
             ---------     -------------    --------------     ----------

Dec-92       $100.00          $100.00          $100.00          $100.00
Dec-93        186.20           110.08            96.90           114.37
Dec-94        171.98           111.53            88.71           111.15
Dec-95        264.75           153.45           119.82           141.21
Dec-96        282.21           188.68           123.74           143.52
Dec-97        400.03           251.64           169.79           194.52

------------------------------
* Assumes $100 invested on December 21, 1992 in the Common Stock, the S&P SVCS Index, Peer Group and the S&P 500 Index.

** The performance of the Company's stock on the above performance graph does not reflect the decline in the Company's stock since the announcement of the Accounting Issues on April 15, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH CHARTWELL

         On November 22, 1994 (the "Chartwell Effective Date"), HFS (the Company's predecessor) distributed to its stockholders one (1) share of the common stock of Chartwell, then a wholly owned subsidiary of HFS, for every ten
(10) shares of HFS Common Stock held of record as of November 14, 1994 (the "Distribution"). On the Chartwell Effective Date, HFS also transferred the assets and liabilities of its business of financing and developing casino gaming and entertainment facilities (the "Casino Development Business") to Chartwell and made (and agreed to make) cash capital contributions to Chartwell aggregating $50 million. As a result of the Distribution, Chartwell became an independent publicly traded corporation and ceased to be a subsidiary of HFS.

         In connection with the Distribution and for purposes of (i) governing certain of the ongoing relationships between HFS and Chartwell after the Distribution, (ii) providing mechanisms for an orderly transition and (iii) providing HFS with a means of participating in the economic benefits of future gaming projects, HFS and Chartwell entered into certain agreements, including the Distribution Agreement, the Financing Agreement, the Marketing Services Agreement, the Advisory Agreement, the Corporate Services Agreement, the Facility Lease and the Tax Sharing Agreement on the Chartwell Effective Date. Copies of such agreements were filed with the Securities and Exchange Commission as exhibits to Chartwell's Current Report on Form 8-K dated December 2, 1994. As indicated herein under the captions "ELECTION OF DIRECTORS - Information Regarding Nominees for the Term Expiring in 2001; Information Regarding Directors Whose Terms Expire in 2000," certain of the Company's directors and executive officers served during 1997, as directors and executive officers of Chartwell. Each of these directors and executive officers also owned certain options to purchase shares of common stock of Chartwell, which, except for the options which were granted to Mr. Edelman and Mr. Smith, were cancelled on or before February 1, 1996.

         On December 20, 1995, Chartwell Leisure Associates L.P. II, a general partnership affiliated with the Fisher Brothers and Gordon Getty ("Chartwell Leisure II") acquired approximately 17% of the outstanding common stock of Chartwell. Mr. Edelman is a partner in Chartwell Leisure II, owning in the aggregate a 4.8% beneficial interest in that partnership. On January 23, 1996, the Company acquired the Travelodge(R) and Thriftlodge(R) lodging franchise system (the "Travelodge System") and the related trademarks and trade names in North America from Forte Hotels, Inc. and Forte Plc and immediately subsequent to such acquisition, Chartwell acquired Forte Hotels, Inc., including in such purchase approximately 16 hotels and joint venture interests in 96 hotels, which are now licensed as part of the Travelodge System. As a result, Chartwell was the largest franchisee of the Travelodge System. Under the applicable franchise agreements, Chartwell was required to pay to Travelodge Hotels, Inc. ("THI"), a wholly owned subsidiary of the Company, annual franchise fees equal to four percent of gross room revenues for the owned hotel properties plus four percent of gross room revenues of such properties as marketing and reservation fees. In addition, Chartwell was required to pay to THI a license fee equal to four percent of gross room revenues multiplied by Chartwell's percentage interest in each of the hotel properties owned by joint ventures in which Chartwell acquired an interest. In connection with such acquisition, in accordance with the Financing Agreement, the Company guaranteed $75 million of borrowings by Chartwell under a $125 million revolving credit facility with certain banks. The Company received an annual guaranty fee of 2% of the $75 million credit extension. In connection with the Travelodge acquisition, the Advisory Agreement and the Marketing Services Agreement were terminated, and the Corporate Services Agreement was modified to provide for a fixed fee of $1.5 million per year, the provision of certain corporate services only through September 1996 and the requirement of the Company to provide corporate transaction advisory services. The Company also received an advisory fee of approximately $2 million from Chartwell for advisory services in connection with the acquisition by Chartwell of Forte Hotels, Inc. as described above.

         In November 1996, HFS and Chartwell agreed to terminate the Corporate Services Agreement in return for the payment by Chartwell to HFS of $9,265,000. $2,500,000 of such amount was paid in cash and the balance was paid by delivery of a promissory note in the principal amount of $7 million, payable over seven years commencing on January 1, 1999, bearing interest at the per annum rate of 6%, and payable in semi-annual installments commencing July 1, 1997. The promissory note was repaid in full on March 20, 1998 in anticipation of the sale of Chartwell as described below.

         As a result of the sale of Chartwell to Whitehall Street Real Estate Limited Partnership IX on March 25, 1998, Mr. Edelman is no longer affiliated with Chartwell or the successor to Chartwell.

         In 1996, HFS and affiliates of Chartwell entered into master license relationships with respect to the Travelodge brands in Mexico under which such affiliates assumed responsibility for providing services to the Mexican franchisees other than reservation services, which will continue to be provided by the Company. The Company will receive royalties and fees for providing certain marketing and reservation services under the master license agreements. Rio Grande Associates LLC (with which Mr. Edelman is affiliated) replaced Chartwell under the foregoing agreements in connection with the sale of Chartwell on March 25, 1998.

RELATIONSHIP WITH AVIS RENT A CAR, INC.

         Upon entering into a definitive merger agreement to acquire Avis, Inc. in July 1996, HFS (the Company's predecessor) announced its strategy to dilute its interest in Avis's ("Avis") car rental operations while retaining assets associated with the franchise business, including trademarks, reservation system assets and franchise agreements. In September 1997, HFS completed an initial public offering ("IPO") of Avis Rent A Car, Inc. ("ARAC"), the company that operated the car rental operations of Avis, which diluted the Company's equity interest in such subsidiary to approximately 27.5%. The Company received no proceeds from the IPO. However, the Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. Messrs. Monaco, Holmes, Coleman and Edelman currently serve on the Board of Directors of ARAC. On March 23, 1998, the Company sold 1,000,000 shares of ARAC which diluted the Company's equity interest to 20.4%.

RELATIONSHIP WITH NRT

         Formation. NRT Incorporated ("NRT") was incorporated in August 1997 by Apollo Management, L.P. ("Apollo") and the Company. Concurrent with its formation, NRT acquired the real estate brokerage business and operations of National Realty Trust (the "Trust") which included the brokerage offices formerly owned by Coldwell Banker Corporation. In connection with the formation of NRT, the Company acquired $182.0 million of preferred stock of NRT.

         Franchisee Status. NRT is the largest franchisee for each of the Company's real estate franchise systems. NRT's status as a franchisee is governed by franchise agreements (the "Franchise Agreements") with wholly owned subsidiaries of the Company pursuant to which NRT has the non-exclusive right to operate as part of the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) real estate franchise systems at locations specified in the Franchise Agreements and under the tradenames and trademarked operating names acquired by the Company in acquisitions pursuant to the arrangements specified below. During 1996 (from May 31, 1996), 1997 and 1998 (through June 30, 1998), NRT paid an aggregate of approximately $24.0 million, $59.5 million and $54.2 million, respectively, in franchise royalties to the Company. The Company and NRT are currently discussing certain amendments to the franchise agreements which would underline certain additional royalties.

         Acquisition Arrangements. The Company has an agreement with NRT that reduces NRT's effective purchase price for brokerage acquisitions in which the Company agrees to participate. In such brokerage acquisitions, the Company purchases the tradenames, trademarked operating names and mortgage operations (if any) of the brokerages being acquired by NRT, thereby paying a substantial portion of the total purchase price that otherwise would be payable by NRT. All other assets of the acquired brokerage are purchased by NRT. Through June 30, 1998, with the exception of the Trust, the assets of which were purchased solely with NRT's funds, the Company has provided between 35% and 90% of the total purchase price for each of the Company's brokerage acquisitions involving a total purchase price in excess of $1 million, and has provided an average of 68% of the total purchase price for all of NRT's brokerage acquisitions. At the time of NRT's formation, the Company committed to provide up to approximately $445 million in connection with NRT's brokerage acquisitions, of which approximately $360 million had been provided through June 30, 1998. To date, the Company has participated in each of the brokerage acquisitions completed by NRT. As with all of NRT's existing brokerage offices, all future acquired offices are required to be operated under the COLDWELL BANKER(R), ERA(R) or CENTURY 21(R) brand name.

         The Company acquired $216.1 million of certain intangible assets including trademarks associated with real estate brokerage firms acquired by NRT in 1997. Through June 30, 1998, the Company participated in each of NRT's 17 acquisitions of multi-office brokerages and 19 acquisitions of single-office brokerages. Through June 30, 1998, the Company has paid NRT or the seller an aggregate of approximately $359.3 million, and NRT has paid an aggregate of $173.7 million, in such transactions.

         The Company and NRT are currently discussing certain amendments to the acquisition arrangement, including a commitment by the Company to provide up to an additional $1 billion for future brokerage acquisitions by NRT in which the Company agrees to participate and to effect a change in the calculation of the purchase price payable by the Company in such brokerage acquisitions. Of such additional $1 billion commitment, $500 million would become immediately available and the next $500 million would become available upon the later to occur of (i) five years from the date of the new arrangement and (ii) such time as the first $500 million has been paid in connection with brokerage acquisitions. In connection with the amendments to the acquisition arrangements, it is contemplated that the Company will make an upfront payment of $30 million to NRT for services to be provided by NRT to the Company related to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisition by NRT. Such fee is refundable in the event the services are not provided.

         Lease Agreements. NRT leases from the Company an aggregate of approximately 42,500 square feet of office space for its offices in Parsippany, New Jersey and Mission Viejo, California pursuant to two leases dated August 11, 1997 (the "Leases"). Each Lease has an initial term of five years commencing on September 1, 1997, with an option exercisable by NRT to extend the term thereof for an additional five years upon 30 days' written notice to the Company. Under the Leases, the Company is responsible for property taxes, maintenance and insurance as well as various ancillary services. Rent is payable under each Lease at a rate equal to the Company's total annual actual costs of operating the leased premises. In addition, under each Lease, NRT is permitted to amend the lease to increase or reduce the square footage of the premises as needed and as space becomes available, provided that NRT gives 60 days' advance notice to the Company of its intent to do so and the rental amount is adjusted accordingly. Each Lease is terminable by either party, with or without cause, upon 180 days' written notice to the other party. During 1997 and 1998 (through June 30, 1998), an aggregate of $529,000 and $426,000, respectively, was paid by NRT to the Company under the Leases.

         Marketing Agreement. NRT and Cendant Mortgage Corporation ("Cendant Mortgage") are parties to a Marketing Agreement (the "Marketing Agreement"), pursuant to which NRT has agreed to assist Cendant Mortgage in the marketing of its various mortgage programs and products through NRT's real estate brokerage offices. Cendant Mortgage is required to pay NRT a marketing fee each quarter based on NRT's total number of closed real estate transactions and the average sales price of homes sold by NRT during such quarter. The term of the Marketing Agreement is 40 years unless earlier terminated by Cendant Mortgage with or without cause or, at NRT's option, in the event of Cendant Mortgage's material breach or if a nationwide third party provider of mortgage services meeting certain conditions offers NRT a comparable marketing arrangement and Cendant Mortgage declines to match the economic terms. During the term of the Marketing Agreement, NRT may not enter into any similar arrangement with another party. During 1997, over the four-month period in which the Marketing Agreement was in effect, an aggregate of $699,000 was paid to NRT under the Marketing Agreement. During 1998 (through June 30, 1998), an aggregate of $2,500,000 was paid to NRT under the Marketing Agreement. For each of the first four quarters of its term, the Marketing Agreement provides for the payment of less than the otherwise applicable marketing fee for the quarter to account for the phase-in of the arrangement throughout NRT's offices.

         The Company expects to replace the Marketing Agreement in 1999 with a joint venture between Cendant Mortgage and NRT, which will provide the services currently provided by Cendant Mortgage.

         Relocation Management. NRT has an arrangement with Cendant Mobility Services Corporation, a wholly owned subsidiary of the Company ("Cendant Mobility"), pursuant to which NRT provides its brokerage services to relocating employees of the clients of Cendant Mobility, which are typically large corporations and governmental agencies. Pursuant to such arrangement, when receiving a referral from Cendant Mobility, NRT receives a commission on the purchase or sale of the property but is obligated to pay Cendant Mobility a portion of such commission as a referral fee. During 1997 and 1998 (through June 30, 1998), NRT paid an aggregate $6,435,000 and $4,811,000, respectively, in referral fees to Cendant Mobility. The arrangement with NRT is not embodied in a written agreement and, accordingly, may be subject to termination or modification at any time.

         Support Agreement. NRT and the Company are parties to a Support Agreement, dated as of August 11, 1997 (the "Support Agreement"), pursuant to which the Company has agreed to furnish NRT with certain computer and data related information services. In consideration of the provision of such services, NRT has agreed to reimburse the Company directly for certain actual costs incurred by the Company on behalf of NRT. In addition, NRT was required to pay the Company a monthly fee of $77,500 during 1997 and is required to pay a monthly fee of $41,667 during 1998 and $12,500 during 1999. During 1997 and 1998 (through June 30, 1998), an aggregate of $1,448,000 and $809,000, respectively, was paid to the Company under the Support Agreement. The Support Agreement terminates on December 31, 1999, unless earlier terminated by either party.

         Development Advance. On January 14, 1997, the Company made an advance of $20 million (the "Development Advance") to the Trust and CB Residential Affiliates, Inc. The Development Advance was assumed by NRT in August 1997, at which time the term of the Development Advance was amended from 10 years to 40 years. Under the terms of the Development Advance, so long as there is no material default under any of the Franchise Agreements, $39,000 of the principal amount of the Development Advance will be forgiven on a monthly basis over a 40-year period.

         Other. In addition to the above-mentioned agreements, NRT is party to various other agreements and arrangements with the Company and its affiliates, including an outsourcing agreement pursuant to which the Company acts as NRT's exclusive agent in negotiating arrangements on behalf of NRT with third party service and product providers, a stockholders agreement relating to the voting, transfer and registration of shares of NRT's capital stock owned by Apollo and the Company and certain other agreements and arrangements. Pursuant to these agreements and arrangements, the Company, among other things, provides services to NRT and receives revenues, directly or indirectly, in respect thereof. The Company and NRT are currently discussing certain amendments to these agreements and arrangements.

         Messrs. Monaco and Smith serve on the Board of Directors of NRT.

OTHER RELATIONSHIPS

         Mr. Edelman is of counsel to Battle Fowler, a New York City law firm. Battle Fowler represented HFS (the Company's predecessor) in certain transactions in 1997. It is expected that Battle Fowler will continue to represent the Company in connection with certain matters from time to time in the future.

         Mr. Edelman is also a partner in Chartwell Hotels Associates ("Chartwell Hotels"), a general partnership affiliated with the Fisher Brothers and Gordon Getty, and its affiliate Chequers Investment Associates, which have acquired certain hotels and mortgages secured by hotels from the Resolution Trust Corporation. In two transactions with Chartwell Hotels, entered into in November 1992 and May 1993, and each amended in December 1994, which have resulted in and will result in the addition of properties to the Company's franchise systems, the Company has advanced approximately $10 million, and has agreed to advance up to an additional $4 million if certain additional property conversions and other requirements are met, in return for Chartwell Hotels agreeing to franchise the properties with one of the Company's brands. All Chartwell Hotels properties will pay royalties once they become part of the Company's franchise systems and these royalties will be credited toward the recovery of the advance. Certain properties which cannot be converted to Company brands will also pay a percentage of gross room sales in lieu of royalties as specified in the agreements. Each advance is required to be fully recovered over a maximum five year period following the advance. In addition, as individual properties convert to Company brands, the Company will make additional advances to the franchisee of such properties to fund costs incurred in connection with such conversion. Such advances are required to be repaid with interest by the franchisee over a three year period and such repayment has been guaranteed by Chartwell Hotels.

         Mr. Edelman is also a partner in Chartwell Leisure II. Chartwell Leisure II has contracted with Funtricity Vicksburg Family Entertainment Park, Inc., a wholly-owned subsidiary of Six Flags Theme Parks, Inc., to develop a high quality family entertainment center (the "Project") on land which is ground leased by Chartwell Leisure II from affiliates of Rainbow Casino Corporation (collectively, "Rainbow"). As an inducement to Chartwell Leisure II to provide the financing for the Project, commencing May 1, 1995, the opening of the Project, Chartwell shares principal and interest payments on a loan to Rainbow with Chartwell Leisure II ranging from 14% to 27% of such payments adjusted annually in accordance with a schedule to the agreement. The Company shares marketing fees from Rainbow with Chartwell Leisure II based on the same scheduled percentages. Chartwell Leisure II has agreed to share with the Company 50% of the net cash flow payable to Chartwell Leisure II in respect of the Project and the Company has agreed to share such amounts pro-rata with Chartwell based on the relative amounts paid by the Company and Chartwell, respectively, to Chartwell Leisure II each year. Mr. Pittman was the Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks, Inc. until September 12, 1995. During 1997, the Company paid Chartwell Leisure II $625,102 and received from Chartwell Leisure II (net of payments to Chartwell) $3,032,545 under this agreement. In July, 1997, Rainbow purchased the Company's interest in the marketing services agreement for $19 million. Pursuant to an agreement with Chartwell Leisure II, the Company paid Chartwell Leisure II 20% of the sale proceeds, or $3.8 million

         On March 31, 1995, the Company acquired a 1% general partnership interest in a limited partnership which develops, promotes and franchises the Wingate Inn franchise system, a new construction hotel brand. Through December 31, 1995, an additional $15 million of capital was invested in the partnership through a private placement of limited partnership unit interests, which units were sold for $50,000 each. The Company has an option to acquire the limited partner investment at a 30% compounded annual rate of return plus additional outstanding capital loans and an additional call premium equal to approximately
1.5 times annual royalty revenue, as defined. The limited partners may require the Company to acquire the limited partner interest on August 29, 2001. The Company also agreed to finance additional limited partner capital contributions up to $60 million at the prime lending rate, upon the occurrence of certain events, including the addition of open and operating Wingate Inn properties. Certain executives of the Company purchased limited partnership units, as follows: Messrs. Silverman, Pittman and Snodgrass, 10 units each; and Messrs. Buckman and Holmes, 2 units each and Mr. Smith, 1 unit. In addition, the Company has agreed to guarantee up to $36 million of borrowings by a subsidiary of the Partnership, which borrowings will be used to provide financing for franchises to develop Wingate Inn facilities. The Company exercised its option to acquire the limited partnership interests on April 1, 1998 for approximately $114,750 per unit.

         In April 1995, the Company and Ramada Franchise Systems, Inc. ("RFS"), a wholly-owned subsidiary of the Company ("RFS"), entered into a license agreement with Preferred Equities Corporation ("PEC"), the owner, developer and operator of interval ownership resort facilities, pursuant to which PEC was licensed to use certain Ramada servicemarks in connection with its facilities in the United States. PEC has paid RFS $1 million in initial fees and will pay a percentage of Gross Sales (as defined) of interval ownership interests during the term of the agreement. Mr. Nederlander is the Chairman and a significant shareholder of MEGO Financial Corp., of which PEC is a wholly-owned subsidiary. The Company entered into an agreement with PEC during the second quarter of 1998 whereby RCI Travel, Inc. a subsidiary of the Company, will provide corporate and leisure travel services to PEC, including its owners, members and employees in exchange for fees payable by PEC to the Company.

         As part of Mr. Snodgrass's former employment agreement with HFS, the Company arranged to make available to Mr. Snodgrass a one-quarter interest in a Hawker 1000 aircraft. Mr. Snodgrass has indicated that he will exercise his right to purchase such interest from the Company. Such sale is expected to close by mid-October.

         Mr. Rosenwald serves as Vice Chairman of The Bear Stearns Companies, Inc., an investment banking firm. During 1997, The Bear Stearns Companies, Inc. provided underwriting and advisory services to the Company, including services to HFS in connection the Merger.

         During 1997, Mr. Tucker provided legal services to the Company for which he received aggregate compensation of $181,240.

         Mr. Pittman is the President and Chief Operating Officer of American Online, Inc. ("AOL"). Century 21 Real Estate Corporation, an indirect wholly-owned subsidiary of the Company, is party to an agreement with AOL pursuant to which the National Advertising Fund for the CENTURY 21 System is committed to pay a $1,000,000 annual advertising fee to AOL for a period of five years relating to exclusive advertising rights for the CENTURY 21 System and for the CENTURY 21 Communities(SM) Website on the AOL network. AOL also serves as the exclusive on-line home of the CENTURY 21 System intranet site, Century 21 Online(R). It is expected that AOL and the Company and its subsidiaries will enter into advertising arrangements and internet marketing arrangements from time to time in the ordinary course of business in the future.

         On June 3, 1997, the Company entered into a Master Marketing Agreement with AOL pursuant to which the Company markets its netMarket(R) online product and its automobile, shopping, travel and information/privacy individual membership programs through prominent placement and promotions on the AOL online services and AOL's Internet website, and also markets these products to AOL subscribers through various other marketing mechanisms, including inbound telemarketing, outbound telemarketing and direct mail. Pursuant to such agreement, the Company makes commission payments to AOL with respect to membership fees and certain other transaction related revenue received by the Company under this arrangement. The Company made an initial payment to AOL of $45 million upon execution of the agreement, which will primarily be credited against future membership commissions payable by the Company to AOL under such agreement.

CLAIMS OF CERTAIN CURRENT AND FORMER OFFICERS AND DIRECTORS OF THE COMPANY AND
HFS

         In connection with the Merger, certain officers and directors of HFS exchanged their shares of HFS common stock and options exercisable for HFS common stock for shares of the Company's Common Stock and options exercisable for the Company's Common Stock, respectively. As a result of the Accounting Issues, such officers and directors (some of whom are officers and directors of the Company) have advised the Company that they believe they have claims against the Company in connection with such exchange. In addition, certain current and former officers and directors of the Company would consider themselves to be members of any class ultimately certified in the federal securities actions now pending in which the Company is named as a defendant by virtue of their having been HFS stockholders at the time of the Merger.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for a specified fiscal year, except as set forth below, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1997.

         On March 4, 1998, the New Directors filed an amendment to their Forms 3 correcting a typographical error in the exercise price of certain option grants. On March 4, 1998, Ken Williams, a former director of the Company, filed a Form 5, which was late. On January 9, 1998, Mr. Snodgrass filed an amendment to Form 3 correcting a typographical error in his share holdings. On December 31, 1997, Mr. Rosenwald filed an amendment to Form 3 correcting a typographical error in his share holdings. On March 31, 1998, Mr. Kunisch filed an amendment to a Form 4 correcting a typographical error in his share holdings. On April 8, 1998, Mr. Burnap filed a Form 4 correcting certain arithmetic errors in prior filings.

                APPROVAL OF 1998 EMPLOYEE STOCK PURCHASE PROGRAM

                                [PROPOSAL NO. 2]

GENERAL

         The 1998 Employee Stock Purchase Plan (a "Section 423 Plan") for the Company was unanimously adopted by the Board on July 28, 1998, subject to approval by stockholders. The Company's Section 423 Plan is designed to encourage the purchase by participants of shares of Common Stock. The Section 423 Plan is intended to comply with the requirements of Section 423 of the Code, and to assure the participants of the tax advantages provided thereby (and described below in the section entitled "Certain Federal Income Tax Consequences"). In order for the transfer of stock under the Section 423 Plan to qualify for this treatment, the Section 423 Plan must be approved by stockholders of the Company within 12 months of the plan's adoption. A total of 2,500,000 shares of Common Stock will be authorized for issuance under the
Section 423 Plan.

         The number of shares of Common Stock initially authorized for issuance under the related Section 423 Plan are subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.

         Subject to certain procedural requirements, all employees of the Company who have at least one year of service and work more than 20 hours per week will be eligible to participate in the Section 423 Plan, except that employees who are "highly compensated" within the meaning of Section 414(q) of the Code and employees who are five percent or more stockholders of the Company or any subsidiary of the Company will not be eligible to participate.

         Pursuant to the Section 423 Plan, each eligible employee will be permitted to purchase shares of the Common Stock through regular payroll deductions (and/or cash payments) in an amount equal to 2% to 10% of the employee's base pay (as elected by the employee) for each payroll period. Participating employees will be able to purchase shares of Common Stock with such accumulated payroll deductions (and/or cash payments) at the end of a quarter-annual cycle at a purchase price equal to the lesser of: (i) 85 percent of the fair market value of the Common Stock on the date the quarter-annual cycle begins or (ii) 85 percent of the fair market value of Common Stock on the date the quarter-annual cycle ends. Under the Section 423 Plan, the fair market value of the shares of the Common Stock which may be purchased by any employee during any calendar year may not exceed $25,000.

         The Company estimates that there are approximately 29,000 employees who are potential participants in the Section 423 Plan, none of whom are currently executive officers or directors of the Company.

         THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS AT THE MEETING APPROVE THE SECTION 423 PLAN.

         The full text of the Section 423 Plan is set forth in Annex A to this Proxy Statement, and the description of the Section 423 Plan set forth herein is qualified in its entirety by reference to the text of such plan.

ADDITIONAL INFORMATION REGARDING THE SECTION 423 PLAN

         Since the amount of benefits to be received by each participant is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under each Section 423 Plan is not determinable. Similarly, the amount of benefits which would have been received by or allocated to any individual or group of individuals for fiscal 1997 if the Section 423 Plan had been in effect is not determinable.

DESCRIPTION OF SECTION 423 PLAN

         The following summary describes the Section 423 Plan which is submitted to stockholders for approval by this Proposal.

         PURPOSE. The purpose of the Section 423 Plan is to align employee and shareholder long-term interests by facilitating the purchase of Common Stock by employees and to enable employees to develop and maintain significant ownership of Common Stock. An additional purpose of the Section 423 Plan is to comply with the requirements of Section 423 of the Code, and thus to obtain for the participants the tax advantages provided thereby (described below in the section entitled "Certain Federal Income Tax Consequences").

         ADMINISTRATION. The Section 423 Plan will be administered by the Compensation Committee, which is comprised solely of non-employee directors who are not eligible to participate in the Section 423 Plan. The Compensation Committee may make such rules and regulations and establish such procedures for the administration of the Section 423 Plan as it deems appropriate.

         PARTICIPATION. Subject to certain procedural requirements, all employees of the Company who have at least one year of service and work more than 20 hours per week will be eligible to participate in the Section 423 Plan, except that employees who are "highly compensated" within the meaning of
Section 414(q) of the Code and employees who are five percent or more stockholders of the Company or any subsidiary of the Company will not be eligible to participate. Designations of corporations participating in the
Section 423 Plan may be made from time to time by the Compensation Committee from among the subsidiary corporations of the Company, including corporations which become subsidiaries after the adoption and approval of such Section 423 Plan.

         PURCHASE OF SHARES. Pursuant to the Section 423 Plan, each eligible employee will be permitted to purchase shares of the Common Stock through regular payroll deductions (and/or cash payments) in an aggregate amount equal to 2% to 10% of the employee's base pay (as elected by the employee) for each payroll period. Under the Section 423 Plan, the fair market value of the shares of the relevant series of Common Stock which may be purchased by any employee during any calendar year may not exceed $25,000.

         STOCK PURCHASE PRICE. Participating employees will be able to purchase shares of Common Stock with payroll deductions (and/or cash payments) at the end of a quarter-annual cycle at a purchase price equal to the lesser of: (i) 85 percent of the fair market value of Common Stock on the date the quarter-annual cycle begins or (ii) 85 percent of the fair market value of Common Stock on the date the quarter-annual cycle ends.

         NONTRANSFERABLE RIGHT TO PURCHASE. A right to purchase shares of a series which is granted to a participant under the Section 423 Plan is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the participant's lifetime, only by the participant.

         TERM. No right to purchase shares may be granted under the Section 423 Plan with respect to any fiscal year after fiscal 2008. Rights to purchase shares which are granted before or during fiscal 2008, however, may extend beyond the end of fiscal 2008, and the provisions of the Section 423 Plan will continue to apply thereto.

         AMENDMENTS TO OR DISCONTINUANCE OF THE SECTION 423 PLAN. The Board may from time to time amend or terminate the Section 423 Plan; provided, however, that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by Section 423 of the Code or any other law, regulation or stock exchange rule, no such amendment shall be effective without the approval of stockholders entitled to vote thereon. Additionally, the Compensation Committee may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES OF AWARDS. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX, AND SECURITIES LAWS RESTRICTIONS, AND IS NOT INTENDED AS TAX ADVICE TO PARTICIPANTS IN THE SECTION 423 PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS.

         The Section 423 Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code. Assuming such qualification, a participant will not recognize any taxable income as a result of participating in the Section 423 Plan, exercising options granted pursuant to the Section 423 Plan or receiving shares of Common Stock purchased pursuant to such options. A participant may, however, be required to recognize taxable income as described below.

         If a participant disposes of any share of Common Stock purchased pursuant to the Section 423 Plan after the later to occur of (i) two years from the grant date for the related option and (ii) one year after the exercise date for the related option (such disposition, a "Qualifying Transfer"), or if he or she dies (whenever occurring) while owning any share purchased under the
Section 423 Plan, the participant generally will recognize compensation income, for the taxable year in which such disposition or death occurs, in an amount equal to the lesser of (i) the excess of the market value of the disposed share at the time of such disposition over its purchase price, and (ii) 15% of the market value of the disposed share on the grant date for the option to which such disposed share relates. In the case of a Qualifying Transfer, (a) the basis of the disposed share will be increased by an amount equal to the amount of compensation income so recognized, and (b) the participant will recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the shares and the basis for such shares.

         If the participant disposes of any share other than by a Qualifying Transfer, the participant generally will recognize compensation income in an amount equal to the excess of the market value of the disposed share on the date of disposition over its purchase price. In such event, the Company will be entitled to a tax deduction equal to the amount of compensation income recognized by the participant. Otherwise, the Company will not be entitled to any tax deduction with respect to the grant or exercise of options under the
Section 423 Plan or the subsequent sale by participants of shares purchased pursuant to the Section 423 Plan. A transfer by the estate of the participant of shares purchased by the participant under the Section 423 Plan has the same federal income tax effects on the Company as a Qualifying Transfer.

         Approval of the Section 423 Plan will require the affirmative vote of a majority of the shares of Common Stock be present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                  RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.
               UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY
    THE COMPANY WILL BE VOTED IN FAVOR OF THE EMPLOYEE STOCK PURCHASE PLAN.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                [PROPOSAL NO. 3]

         Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for 1998. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

         On January 20, 1998, in connection with the Company's previously announced plan to name a successor independent accountant following the Merger with HFS Incorporated, the Company engaged Deloitte & Touche LLP, the auditor of HFS Incorporated prior to the Merger, as its new principal independent accountants. Ernst & Young LLP, the Company's former principal independent accountants, reported on the results of operations of the Company's former CUC businesses for the year ended December 31, 1997. The reports of Ernst & Young LLP on the financial statements for the past two fiscal years of the Company contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audit for the two most recent fiscal years and through May 11, 1998, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through May 11, 1998, there were no reportable events, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K. However, as previously reported, the Audit Committee of the Board of Directors of the Company conducted an investigation into accounting irregularities at former CUC business units which were audited by Ernst & Young LLP. The results of such investigation required a restatement of previously reported financial statements of the Company. Such investigation may result in disagreements by the Company with Ernst & Young LLP in the future with respect to previously reported financial statements of the Company which were audited by Ernst & Young LLP. The Company requested that Ernst & Young LLP furnish it with letters addressed to the Commission stating whether or not it agrees with the above statements. A copy of a letter, dated January 22, 1998, is filed as Exhibit 16 to the Company's Current Report Form 8-K dated January 22, 1998. A copy of a letter, dated May 15, 1998, is filed as Exhibit 16 to the Company's Current Report on Form 8-K, dated May 18, 1998.

         During the two most recent fiscal years and through January 20, 1998, the Company has not consulted with Deloitte & Touche LLP regarding either:

         (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the registrant nor oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

         (ii) any matter that was either the subject of a disagreement, as the term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

         Although stockholder action on this matter is not required, the appointment of Deloitte & Touche LLP is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

         Proposals and suggestions received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 1999 Annual Meeting if they are received by the Company on or before December 20, 1998. Any proposal should be directed to the attention of the Secretary, Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) such proposal must be received by the Company on or prior to March 5, 1999 and in order for a proposal to be timely under the Company's By-Laws it must be received on or prior to March 20, 1999 but no earlier than February 18, 1999.

                                            By Order of the Board of Directors


                                            JEANNE M. MURPHY
                                            Secretary

Dated:   September 28, 1998

                     C E N D A N T   C O R P O R A T I O N

                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

         Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached below) to ChaseMellon Shareholder Services L.L.C., in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTION BY TELEPHONE. CALL TOLL FREE 1-800-840-1208 AND FOLLOW THE SIMPLE INSTRUCTIONS. Thank you for your attention to this important matter.

-------------------------------------------------------------------------------
                                  Detach Here

                              CENDANT CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 30, 1998

         The undersigned stockholder of Cendant Corporation ("Cendant") hereby appoints Henry R. Silverman, Stephen P. Holmes and James E. Buckman, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated below, all of the shares of common stock of Cendant ("Cendant Common Stock") which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, on October 30, 1998, at 10:00 a.m. Eastern Standard Time and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders dated September 28, 1998, and the accompanying Proxy Statement. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND FOR PROPOSALS 2 and 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                          USING THE ENCLOSED ENVELOPE.

                                                               See Reverse Side

[X]  PLEASE MARK
     YOUR VOTES AS
     INDICATED IN
     THIS EXAMPLE.

THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

1. ELECTION OF DIRECTORS

NOMINEES:  Robert D. Kunisch, John D. Snodgrass,
           Dr. Carole G. Hankin, The Rt. Hon. Brian Mulroney, P.C., LL.D, Robert W. Pittman and E. John Rosenwald, Jr.

                FOR                         WITHHELD
            ALL NOMINEES                FOR ALL NOMINEES

                / /                           / /

For all nominees, except vote withheld from the following:

2. To approve the 1998 Employee Stock Purchase Plan.

                FOR          AGAINST        ABSTAIN

                / /            / /            / /


3. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's Independent Auditors for year ending December 31, 1998.

                FOR          AGAINST        ABSTAIN

                / /            / /            / /


       Please sign exactly as name appears. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature:                                   Date:
          ----------------------------------      --------------------------
Signature if held jointly:                            Date:
                          ----------------------------     -----------------

                                                                      ANNEX A

                       1998 EMPLOYEE STOCK PURCHASE PLAN

         1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

         2. Definitions.

            a. "Board" shall mean the Board of Directors of the Company.

            b. "Change in Capitalization" shall mean any increase, reduction, or change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

            c. "Change in Control of the Company" shall mean any transaction or series of transactions pursuant to or as a result of which (i) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a third party who has entered into an agreement to effect a transaction described in clause (ii), (iii) or (iv) of this paragraph (c)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of the members of the Board, (ii) beneficial ownership of 50% or more of the Common Stock Outstanding (or other securities having generally the right to vote for election of the Board) of the Company shall be sold, assigned or otherwise transferred, directly or indirectly, other than pursuant to a public offering, to a third party, whether by sale or issuance of Common Stock or other securities or otherwise, (iii) the Company or any Subsidiary shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or other securities of Subsidiaries) having a fair market or book value or earning power of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any third party, other than the Company or as a wholly-owned Subsidiary thereof, or
(iv) control of 50% or more of the business of the Company shall be sold, assigned or otherwise transferred directly or indirectly to any third party.

            d. "Code" shall mean the Internal Revenue Code of 1986, as amended.

            e. "Committee" shall mean a committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

            f. "Common Stock" shall mean shares of common stock, par value $.01 per share, of the Company.

            g. "Company" shall mean Cendant Corporation, a Delaware corporation.

            h. "Compensation" shall mean the fixed salary or wage paid by the Company to an Employee as reported by the Company to the United States government for federal income tax purposes, including an Employee's portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any bonus, fee, overtime pay, severance pay, expenses or other special emolument or any credit or benefit under any employee plan maintained by the Company.

            i. "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military or sick leave), provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

            j. "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

            k. "Employee" shall mean any person, including an officer, who is regularly employed by the Company or one of its Designated Subsidiaries.

            l. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            m. "Exercise Date" shall mean the last business day of each Offering Period in which payroll deductions are made under the Plan.

            n. "Fair Market Value" per share as of a particular date shall mean
(i) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, on such date or on the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

            o. "Offering Date" shall mean January 1 of each Plan Year.

            p. "Offering Period" shall mean each Plan Year during the effectiveness of the Plan, commencing on each Offering Date, provided that the Committee shall have the power to change the duration of Offering Periods.

            q. "Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            r. "Participant" shall mean an Employee who participates in the Plan.

            s. "Plan" shall mean the 1998 Employee Stock Purchase Plan, as amended from time to time.

            t. "Plan Year" shall mean the calendar year.

            u. "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. Eligibility.

            a. Subject to the requirements of Section 4.b. hereof, any person who is (i) an Employee as of an Offering Date and (ii) who is regularly scheduled to work at least 20 hours per week and at least 5 months per year shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date if (iii) at the commencement of such Offering Period such person has maintained Continuous Status as an Employee for at least three months.

            b. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee's right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

         4. Grant of Option; Participation.

            a. On each Offering Date the Company shall commence an offer by granting each eligible Employee an option to purchase shares of Common Stock, subject to the limitations set forth in Sections 3.b. and 10 hereof.

            b. Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, only by filing an agreement with the Company authorizing payroll deductions (as set forth in Section 5 hereof). Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

            c. The option price per share of the Common Stock subject to an offering shall be the lesser of: (i) 85% of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) 85% of the Fair Market Value of a share of Common Stock on the Exercise Date.

         5. Payroll Deductions.

            a. A Participant may, in accordance with rules adopted by the Committee, authorize a payroll deduction of any whole percentage from 2 percent to 10 percent of such Participant's Compensation each pay period. A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time but not more frequently than once each six months, by filing a new authorization form with the Committee.

            b. All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan. A Participant may not make any additional payments into such account.

         6. Exercise of Option.

            a. Unless a Participant withdraws from the Plan as provided in
Section 8 hereof, such Participant's election to purchase shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions and cash dividends (credited pursuant to Section 9 hereof) in such Participant's account. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by such Participant.

            b. Any cash balance remaining in a Participant's account after the termination of an Offering Period will be carried forward to the Participant's account for the purchase of Common Stock during the next Offering Period if the Participant has elected to continue to participate in the Plan. Otherwise the Participant will receive a cash payment equal to the balance of his or her account.

            c. The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares.

         7. Delivery of Common Stock.

            a. As promptly as practicable after receipt by the Committee of a written request for withdrawal of Common Stock from any Participant, the Company shall arrange the delivery to such Participant of a stock certificate representing the shares of Common Stock which the Participant requests to withdraw. Subject to paragraph b. of this Section 7, withdrawals (i) may be made no more frequently than once each Plan Year and (ii) cannot occur prior to two (2) years from the Offering Date on which such shares of Common Stock were purchased. Shares of Common Stock received upon stock dividends or stock splits shall be treated as having been purchased on the Exercise Date of the shares to which they relate.

            b. Notwithstanding anything in paragraph a. of this Section 7 to the contrary, Common Stock may be withdrawn by a Participant more than once during a Plan Year and prior to the second anniversary of the Exercise Date on which such shares were purchased under the following circumstances: (i) within sixty (60) days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion. Shares of Common Stock purchased pursuant to reinvestment of cash dividends shall not be subject to the restriction in Section 7.a.(ii) hereof.

         8. Withdrawal; Termination of Employment.

            a. A Participant may withdraw all, but not less than all, the payroll deductions and cash dividends credited to such Participant's account (that have not been used to purchase shares of Common Stock) under the Plan at any time by giving written notice to the Company received prior to the Exercise Date. All such payroll deductions and cash dividends credited to such Participant's account will be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of shares of Common Stock will be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period will be distributed to the Participant.

            b. Upon termination of a Participant's Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions and cash dividends credited to such Participant's account (that have not been used to purchase shares of Common Stock) will be returned (and any future cash dividends will be distributed) to such

Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 12 hereof, and such Participant's option will be automatically terminated.

            c. A Participant's withdrawal from an offering will not have any effect upon such Participant's eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

         9. Dividends and Interest.

            a. Cash dividends paid on Common Stock held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions to purchase shares of Common Stock on the Exercise Date. Dividends paid in Common Stock or stock splits of the Common Stock shall be credited to the accounts of Participants. Dividends paid in property other than cash or Common Stock shall be distributed to Participants as soon as practicable.

            b. No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends of a Participant in the Plan.

        10. Stock.

            a. The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 2,500,000, subject to adjustment upon Changes in Capitalization of the Company as provided in Section 16 hereof. If the total number of shares which would otherwise be subject to options granted pursuant to Section 4.a. hereof on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

            b. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

        11. Administration. The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

        12. Designation of Beneficiary.

            a. A Participant may file, on forms supplied by and delivered to the Company, a written designation of a beneficiary who is to receive any shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

            b. Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        13. Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 12 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8 hereof.

        14. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

        15. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares of Common Stock purchased, the aggregate shares in the Participant's account and the remaining cash balance, if any.

        16. Effect of Certain Changes. In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period will terminate unless otherwise provided by the Committee.

        17. Amendment or Termination. The Board may at any time terminate or amend the Plan. Except as provided in Section 16 hereof, no such termination can adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or to comply with any other law, regulation or stock exchange rule.

        18. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        19. Regulations and Other Approvals;
            Governing Law.

            a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

            b. The obligation of the Company to sell or deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

            c. The Plan is intended to comply with Rule 16b-3 under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

        20. Withholding of Taxes. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

        21. Effective Date. The Plan shall be effective as of the date determined by the Company subject to the approval of the Plan by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted.